                                                               EXECUTION VERSION
================================================================================










                          SECURITIES PURCHASE AGREEMENT


                                  BY AND AMONG


                             BICYCLE HOLDING, INC.,


                         THE SELLERS IDENTIFIED HEREIN,


                   THE SELLER REPRESENTATIVE IDENTIFIED HEREIN


                                       AND


                               JARDEN CORPORATION


                          DATED AS OF FEBRUARY 24, 2004













================================================================================

                                TABLE OF CONTENTS

SECTION 1.  ACQUISITION OF SECURITIES.............................................................................1
   1.1.  Purchase and Sale of Purchased Securities................................................................1
SECTION 2.  PURCHASE PRICE AND PAYMENT............................................................................2
   2.1.  Purchase Price...........................................................................................2
   2.2.  Contingent Payment.......................................................................................2
SECTION 3.  REPRESENTATIONS AND WARRANTIES REGARDING SELLERS......................................................8
   3.1.  Organization and Good Standing...........................................................................8
   3.2.  Power and Authorization..................................................................................9
   3.3.  No Conflicts.............................................................................................9
   3.4.  Ownership of the Purchased Securities...................................................................10
   3.5.  Exercise of Options and Conversion of the Convertible Note..............................................10
   3.6.  Investment Representations..............................................................................10
SECTION 4.  REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES............................11
   4.1.  Organization and Good Standing..........................................................................11
   4.2.  Power and Authorization.................................................................................11
   4.3.  Capitalization..........................................................................................12
   4.4.  Investments and Subsidiaries............................................................................13
   4.5.  No Conflicts............................................................................................13
   4.6.  Financial Matters.......................................................................................13
   4.7.  Absence of Undisclosed Liabilities......................................................................14
   4.8.  Real Property...........................................................................................14
   4.9.  Personal Property.......................................................................................16
   4.10.  Taxes..................................................................................................16
   4.11.  Litigation.............................................................................................17
   4.12.  Labor Matters..........................................................................................17
   4.13.  Intellectual Property Rights...........................................................................18
   4.14.  Contracts and Commitments..............................................................................19
   4.15.  Existing Condition.....................................................................................21
   4.16.  Employee Benefit Plans.................................................................................21
   4.17.  Directors and Officers.................................................................................23
   4.18.  Compliance with Laws...................................................................................23
   4.19.  Environmental..........................................................................................24
   4.20.  Transactions With Affiliates...........................................................................25
   4.21.  Insurance..............................................................................................25
   4.22.  Brokers................................................................................................25
   4.23.  Product Liability......................................................................................26
   4.24.  Possession of Assets and Operation of Equipment........................................................26
   4.25.  Absence of Certain Business Practices..................................................................26
SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................26
   5.1.  Incorporation and Good Standing.........................................................................26
   5.2.  Power and Authorization.................................................................................27
   5.3.  Validity of Contemplated Transactions...................................................................27


                                      -i-

   5.4.  Consents................................................................................................27
   5.5.  Relocation of Operations................................................................................27
   5.6.  Litigation..............................................................................................28
   5.7.  Sufficient Funds........................................................................................28
   5.8.  Brokers.................................................................................................28
   5.9.  SEC Filings; Financial Statements.......................................................................28
   5.10.  Investment Representations.............................................................................28
SECTION 6.  COVENANTS OF THE PARTIES UNTIL CLOSING...............................................................29
   6.1.  Conduct of Business Pending Closing.....................................................................29
   6.2.  Negative Covenants......................................................................................30
   6.3.  Access..................................................................................................32
   6.4.  Consents................................................................................................32
   6.5.  HSR Act.................................................................................................32
   6.6.  No Solicitation.........................................................................................33
   6.7.  Interest in Purchased Securities........................................................................34
   6.8.  Custody of Purchased Securities.........................................................................34
   6.9.  Disclosure Schedule.....................................................................................34
   6.10.  Monthly Financials.....................................................................................36
   6.11.  Preservation of Earnings...............................................................................36
   6.12.  Estimate of Closing Date Deductions....................................................................36
   6.13.  Outstanding Options....................................................................................36
   6.14.  Indebtedness...........................................................................................36
   6.15.  Withholdings...........................................................................................36
SECTION 7.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..........................................................37
   7.1.  Deliveries at Closing...................................................................................37
   7.2.  Representations and Warranties..........................................................................37
   7.3.  Performance of Covenants................................................................................37
   7.4.  Approvals...............................................................................................38
   7.5.  Legal Matters...........................................................................................38
   7.6.  Closing Disclosure Schedule.............................................................................38
   7.7.  Derivative Securities...................................................................................38
   7.8.  Release of Indebtedness.................................................................................38
   7.9.  No Material Adverse Effect..............................................................................38
   7.10.  Stockholders Agreement.................................................................................39
SECTION 8.  CONDITIONS PRECEDENT TO SELLERS' AND THE COMPANY'S OBLIGATIONS.......................................39
   8.1.  Deliveries at Closing...................................................................................39
   8.2.  Representations and Warranties..........................................................................39
   8.3.  Performance of Covenants................................................................................39
   8.4.  Approvals...............................................................................................39
   8.5.  Legal Matters...........................................................................................40
SECTION 9.  CLOSINGS.............................................................................................40
   9.1.  Time and Place of Closing...............................................................................40
   9.2.  Deliveries at the Closing by the Sellers................................................................40
   9.3.  Deliveries at the Closing by the Buyer..................................................................41
   9.4.  Indebtedness Payoff.....................................................................................42


                                      -ii-

SECTION 10.  TERMINATION AND ABANDONMENT.........................................................................42
   10.1.  Termination............................................................................................42
   10.2.  Procedure for Termination..............................................................................43
SECTION 11.  INDEMNIFICATION.....................................................................................43
   11.1.  Survival of Representations, Warranties and Covenants and Certain Claims...............................43
   11.2.  Indemnity..............................................................................................44
   11.3.  Exclusive Remedy.......................................................................................49
SECTION 12.  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS.........................................................49
   12.1.  Tax Matters............................................................................................49
   12.2.  Employee Benefits Matters..............................................................................51
   12.3.  General Confidentiality; Non-Competition, Non-Solicitation; Non-Disparagement..........................51
   12.4.  Seller Representative..................................................................................54
   12.5.  Purchase of Put/Call Shares............................................................................54
   12.6.  Holdback Amount........................................................................................55
SECTION 13.  DEFINITIONS.........................................................................................56
SECTION 14.  MISCELLANEOUS.......................................................................................63
   14.1.  Construction...........................................................................................63
   14.2.  Further Assurances.....................................................................................63
   14.3.  Costs and Expenses.....................................................................................63
   14.4.  Notices................................................................................................64
   14.5.  Assignment and Benefit.................................................................................65
   14.6.  Amendment, Modification and Waiver.....................................................................66
   14.7.  Governing Law; Consent to Jurisdiction.................................................................66
   14.8.  Section Headings and Defined Terms.....................................................................66
   14.9.  Severability...........................................................................................66
   14.10.  Effectiveness and Counterparts........................................................................66
   14.11.  Entire Agreement......................................................................................67
   14.12.  Retention of Counsel..................................................................................67

EXHIBITS:
---------

Exhibit A         Adjustment Procedures

Exhibit B         Non-Compete Parties

Exhibit C         Employment Agreement Parties

Exhibit D         Subordinated Debt

Exhibit E         Restricted Sellers

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, dated as of February 24, 2004 (this "Agreement"), by and among Bicycle Holding, Inc., a Delaware corporation (the "Company"), the Sellers (as defined below), Dudley S. Taft, as the Seller Representative (as defined below), and Jarden Corporation, a Delaware corporation (the "Buyer"). In addition to the terms defined elsewhere in this Agreement, certain terms used herein are defined in Section 13 hereof.

                                R E C I T A L S:
                                - - - - - - - -

         WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the capital stock of the Company beneficially owned by the Sellers, as set forth opposite the Sellers' respective names on
Schedule I attached hereto (the "Purchased Securities"), which Purchased Securities represent at least 75% of the outstanding capital stock of the Company (on a fully diluted basis), on the terms and conditions set forth in this Agreement;

         WHEREAS, on the date hereof, the Buyer and certain holders of securities of the Company (the "Put/Call Holders") are, simultaneously with this Agreement, entering into a Put and Call Agreement (the "Put and Call Agreement"), pursuant to which the Put/Call Holders are being granted the right to put to the Buyer, and the Buyer is being granted the right to purchase from the Put/Call Holders, shares of capital stock of the Company, all as more fully described in the Put and Call Agreement (collectively, the "Put/Call Shares"), representing not more than 25% of the outstanding capital stock of the Company (on a fully diluted basis) on the terms and conditions set forth in such Put and Call Agreement;

         WHEREAS, the Purchased Securities and the Put/Call Shares, together, will represent 100% of the outstanding equity interests (on a fully diluted basis) in the Company; and

         WHEREAS, the parties hereto desire to provide for certain other matters as provided herein;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, each intending to be legally bound, hereby agree as follows:

         SECTION 1. ACQUISITION OF SECURITIES

         1.1. Purchase and Sale of Purchased Securities.

         Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in, this Agreement, at the Closing (as defined below), each Seller shall sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer shall purchase and acquire from each Seller, free and clear of all Encumbrances, all of the Purchased Securities set forth opposite such Seller's name on Schedule I attached hereto at such Seller's Proportionate Interest of the Purchase Price (as defined below) therefor, as set forth opposite such Seller's name on such
Schedule I.

         SECTION 2. PURCHASE PRICE AND PAYMENT

         2.1. Purchase Price.

              (a) The aggregate purchase price (the "Purchase Price") for the Purchased Securities shall be an amount equal to the product of (A) Two Hundred and Thirty-Two Million Dollars ($232,000,000) less the Closing Date Deduction (the "Adjusted Equity Value"); multiplied by (B) the Purchased Securities Percentage as of the Closing, to be paid in cash or reserved by the Buyer at the Closing in accordance with Section 2.1(b).

              (b) In addition to all other applicable terms hereof, the Purchase Price will be paid and subject to adjustment as follows:

                   (i) The Purchase Price, less the Initial Holdback Amount (as hereinafter defined), shall be paid by the Buyer to the Seller Representative by wire transfer of immediately available funds at the Closing; and

                   (ii) the product of (A) $20,000,000, multiplied by (B) the Purchased Securities Percentage (such product of (A) multiplied by (B), the "Initial Holdback Amount") shall be retained by the Buyer from the Purchase Price to satisfy any claims for indemnity made pursuant to Section 11.2(a) and
Section 11.2(b) (it being understood that, except as otherwise set forth herein, the Holdback Amount shall be a cap or limit on the Sellers' indemnity obligations under this Agreement). The term "Holdback Amount" shall mean the Initial Holdback Amount, as such amount is reduced from time to time by (1) any claims for indemnity paid against it, and (2) the April 1, 2005 and April 1, 2006 release payments to Sellers, each of which shall be administered in accordance with Section 12.6, and increased by any Aggregate Call Holdback Amount or Individual Put Holdback Amounts retained by the Buyer in connection with its purchase of Put/Call Shares pursuant to the Put and Call Agreement.

         2.2. Contingent Payment.

              (a) As soon as practicable, but in any event no later than ninety
(90) days following each of December 31, 2004, December 31, 2005 and December 31, 2006, the Buyer shall (i) prepare in accordance with GAAP a statement derived from the audited financial statements of the Buyer (each, an "Earn-Out Statement") of the Business EBITDA (as defined below) for each of the full fiscal years ending on such dates (such one-year periods together being the "Earn-Out Period") and, in the Earn-Out Statement for the fiscal year ending December 31, 2006, the Average Annual Business EBITDA (as defined below) for the Earn-Out Period, and (ii) deliver each Earn-Out Statement to the Seller Representative. At any time prior to the expiration of each period ending forty-five (45) days following the Seller Representative's receipt of each Earn-Out Statement for the fiscal years ending December 31, 2004 and December 31, 2005 (each such period, a "Preliminary Dispute Period") and, with respect to the Final Earn-Out Statement (as defined below), during the Final Dispute Period (as defined below), the Buyer shall upon reasonable notice, and during normal business hours, provide the Seller Representative and/or one or more accountants designated by the Seller Representative with reasonable access to the management of the Company, and the Buyer shall, and shall cause the Buyer's accountants, upon reasonable notice, to provide reasonable access to any and all documents, records and work papers used in the preparation of such Earn-Out Statement or Final Earn-Out Statement (as applicable) and shall reasonably cooperate with the Seller Representative and/or such accountant(s) in connection with any such review of such Earn-Out Statement or Final Earn-Out Statement and the documents, records and work papers related thereto. The Seller Representative shall have until the expiration of each Preliminary Dispute Period to dispute any or all amounts or elements of the Earn-Out Statement delivered immediately prior to such Preliminary Dispute Period (any such dispute, a "Preliminary Dispute"). The Seller Representative may provide to the Buyer, prior to the end of any Preliminary Dispute Period, written notice of a Preliminary Dispute (a "Preliminary Dispute Notice"), specifically setting forth the amounts and elements with which the Seller Representative disagrees and each basis for each such disagreement. If the Seller Representative does not so deliver a Preliminary Dispute Notice to the Buyer prior to the end of any applicable Preliminary Dispute Period, the Earn-Out Statement delivered immediately prior to such Preliminary Dispute Period shall be final and binding upon each Seller and the Seller Representative in the form in which it was delivered to the Seller Representative by the Buyer, and no amounts in such Earn-Out Statement may be disputed by or on behalf of any Seller in the Dispute Notice (as defined below). The Seller Representative shall have forty-five (45) days after receipt of the Earn-Out Statement prepared for the fiscal year ending December 31, 2006 (the "Final Earn-Out Statement") (such period, the "Final Dispute Period") to dispute any or all amounts or elements of the Final Earn-Out Statement (together with any items set forth in a Preliminary Dispute Notice with respect to any Preliminary Dispute Period that has not been resolved between the Buyer and the Seller Representative in accordance with Section 2.2(b), a "Dispute"). The Seller Representative may provide to the Buyer, prior to the end of the Final Dispute Period, written notice of a Dispute (a "Dispute Notice"), specifically setting forth the amounts and elements with which the Seller Representative disagrees and each basis for each such disagreement and any such Dispute shall be limited to the matters as set forth in such Dispute Notice. If immediately prior to the end of the Final Dispute Period any Preliminary Dispute Notice has not been resolved between the Buyer and the Seller Representative in accordance with Section 2.2(b), in the absence of written notice from the Seller Representative canceling such Preliminary Dispute Notice or amending its terms, the Seller Representative shall be deemed to have delivered a Dispute Notice with respect to any such Preliminary Dispute Notice (and the terms of any such Dispute Notice shall be the same as set forth in the applicable Preliminary Dispute Notice). If a Dispute Notice is not delivered or deemed to have been delivered to the Buyer prior to the end of the Final Dispute Period, the Final Earn-Out Statement shall be final and binding upon each Seller and the Seller Representative in the form in which it was delivered to the Seller Representative by the Buyer, and no amounts in such Final Earn-Out Statement may be disputed by or on behalf of any Seller in the Dispute Notice. Notwithstanding anything in this Section 2.2 to the contrary, the Buyer may not dispute any amounts or elements contained in any Earn-Out Statement, including the Final Earn-Out Statement, once any such Earn-Out Statement has been delivered to the Seller Representative (except to the extent that any such disputed amounts or elements relate to or arise out of any pending Dispute).

              (b) If the Seller Representative shall have delivered to the Buyer a Preliminary Dispute Notice prior to the end of the Preliminary Dispute Period, the Seller Representative and the Buyer shall, in good faith, attempt to resolve the Preliminary Dispute described in such Preliminary Dispute Notice and to agree in writing upon the final contents of the subject Earn-Out Statement within ninety (90) days following delivery by the Seller

Representative of such Preliminary Dispute Notice to the Buyer. If the Seller Representative and the Buyer cannot so agree upon such final contents of such Earn-Out Statement within such ninety (90) day period, the Seller Representative shall retain the right to incorporate any and all unresolved amounts or elements in a Dispute Notice. If the Seller Representative shall have delivered to the Buyer a Dispute Notice prior to the end of the Final Dispute Period, the Seller Representative and the Buyer shall, in good faith, attempt to resolve the Dispute described in such Dispute Notice and to agree in writing upon the final contents (to the extent then under dispute) of each relevant Earn-Out Statement (including the Final Earn-Out Statement) within fifteen (15) days following delivery by the Seller Representative of such Dispute Notice to the Buyer. If the Seller Representative and the Buyer are unable to resolve such Dispute within such fifteen (15) day period, then the Seller Representative and the Buyer shall promptly submit such Dispute for resolution to an independent certified public accounting firm of recognized international standing, mutually acceptable to the Seller Representative and the Buyer (the "Arbitrating Accountant"), for review and resolution of any and all matters that remain in dispute and that were properly included in the Dispute Notice, provided that any amount of the Contingent Payment payable in respect of resolved amounts that are not otherwise subject to any Dispute shall promptly be paid by the Buyer to the Seller Representative in accordance herewith. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have reasonable access to the management of the Company and the Buyer and all work papers, records, documents and facilities reasonably necessary to perform its functions as arbitrator hereunder. The Arbitrating Accountant's function shall be to resolve only the matters in Dispute in accordance with the terms and provisions of this Section
2.2 and, if required, to revise each applicable Earn-Out Statement (including the Final Earn-Out Statement) in order to conform with its resolution of the Dispute. In rendering its decision, the Arbitrating Accountant shall, in its sole discretion, apportion its fees and expenses in connection with the Dispute, based on its views as to the relative merits of the positions of each party in the Dispute; provided, however, that the Sellers shall advance half, and the Buyer shall advance the other half, of any retainer fee or deposit required by the Arbitrating Accountant in advance of a final resolution, subject to reapportionment by the Arbitrating Accountant of its fees and expenses as aforesaid. All determinations of the Arbitrating Accountant rendered in accordance with this Section 2.2, including any revisions made to any Earn-Out Statement (including the Final Earn-Out Statement) and the Arbitrating Accountant's apportionment of expenses as between the relevant Sellers and the Buyer, shall be final and binding on the parties hereto (including the Seller Representative), and none of the Sellers, the Seller Representative nor the Buyer shall have any right to appeal any such determinations.

              (c) The Buyer and each Seller shall, and the Sellers shall cause the Seller Representative to, cooperate fully and expeditiously with the Arbitrating Accountant in order to facilitate the receipt of the final determinations of the Arbitrating Accountant within thirty (30) days following submission of a Dispute to the Arbitrating Accountant.

              (d) On or before the later of March 31, 2007 and forty-five (45) days after the date (the "Final Earn-Out Determination Date") of the final determination of the contents of the Earn-Out Statements, including the Final Earn-Out Statement (whether as a result of the failure by the Seller Representative to timely deliver a Dispute Notice, the agreement by the Seller Representative and the Buyer on the final contents of such Earn-Out Statements or the determination of the Arbitrating Accountant), the Seller Representative shall notify the Buyer in writing of those Persons to which the Contingent Payment is to be paid, which notice shall include the allocation of the Contingent Payment among such Persons (which allocation shall not result in the payment of more than 20% of the Contingent Payment to any such Persons who are not identified as "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act) on
Schedule I hereto) and the respective addresses or accounts to which such Contingent Payment (as so allocated) shall be delivered. The Buyer shall promptly pay to such Persons (as so instructed by the Seller Representative in such notice, and the Buyer shall have no liability to any Seller for following such instructions) in cash or Buyer Common Stock (as defined below), or a combination thereof, in the Buyer's sole discretion, the following applicable amount (subject to any withholdings required by applicable Law), if any, in respect of the Contingent Payment:

                   (i) If the Average Annual Business EBITDA is less than Thirty Million Dollars ($30,000,000), no amount shall be required to be paid.

                   (ii) If the Average Annual Business EBITDA is equal to or greater than Thirty Million Dollars ($30,000,000) but less than Thirty-Two Million Dollars ($32,000,000), an amount equal to the product of (A) the excess of the Average Annual Business EBITDA over Thirty Million Dollars ($30,000,000), multiplied by five (5), multiplied by (B) the Purchased Securities Percentage.

                   (iii) If the Average Annual Business EBITDA is equal to or greater than Thirty-Two Million Dollars ($32,000,000), an amount equal to the product of (A) Ten Million Dollars ($10,000,000), multiplied by (B) the Purchased Securities Percentage.

              (e) In the event that, prior to January 1, 2007, the Buyer sells or otherwise disposes of all or substantially all of the Bicycle Business (which shall not include the sale of the Bicycle Business as part of a sale or change of control transaction of Buyer), the Buyer shall notify the Seller Representative in writing of the closing of such sale or disposition not less than ten (10) days prior to the date on which such closing is scheduled to occur. Within thirty (30) days after the closing of such sale or disposition, the Seller Representative shall notify the Buyer in writing of those Persons to which the Contingent Payment is to be paid, which notice shall include the allocation of the Contingent Payment among such Persons (which allocation shall not result in the payment of more than Two Million Dollars ($2,000,000) of the Contingent Payment to any such Persons who are not identified as "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act) on
Schedule I hereto) and the respective addresses or accounts to which such Contingent Payment (as so allocated) shall be delivered. The Buyer shall promptly pay to such Persons (as so instructed by the Seller Representative in such notice, and the Buyer shall have no liability to any Seller for following such instructions) the Contingent Payment in an amount equal to the product of
(i) Ten Million Dollars ($10,000,000), multiplied by (ii) the Purchased Securities Percentage.

              (f) Within thirty (30) days after the Final Earn-Out Determination Date, the Buyer shall provide to the Seller Representative a written statement:
(i) electing to pay the Contingent Payment (if any) in accordance with the written instructions of the Seller Representative set forth in the notice to the Buyer given pursuant to Section 2.2(d) (A) in cash ("Cash Payment Election"),
(B) in validly issued, fully paid and nonassessable shares of the common stock, par value $0.01 per share, of the Buyer ("Buyer Common Stock") up to a maximum of Eight Million Dollars ($8,000,000) in value, which shares will be delivered to the Persons identified as "accredited investors" (as defined in Rule 501(a) promulgated under the Securities Act) on Schedule I hereto ("Stock Payment Election"), plus up to Two Million Dollars ($2,000,000) of the Contingent Payment, if any, for payment in cash to the Persons not so identified as accredited investors, or (C) in some combination of the foregoing (provided that up to Two Million Dollars ($2,000,000) of the Contingent Payment, if any, shall be available for payment in cash to the Persons not so identified as accredited investors); and (ii) setting forth a date (the "Contingent Payment Closing Date") on or before the later of March 31, 2007 or forty-five (45) days after the Final Earn-Out Determination Date on which the payment of the Contingent Payment shall be made by the Buyer. The following provisions shall be applicable to the making of a Stock Payment Election and a Cash Payment Election by the Buyer:

                   (i) If a Stock Payment Election is made by the Buyer, the number of shares of Buyer Common Stock to be delivered pursuant to this Section
2.2 shall be calculated on the basis of the average closing price of a share of Buyer Common Stock on the New York Stock Exchange (or such other securities exchange that shall be at such time the principal market for Buyer Common Stock) for the ten (10) consecutive trading days ending on the date that is two (2) business days prior to the Contingent Payment Closing Date (such ten-day period, the "Determination Period").

                   (ii) The Stock Payment Election may be exercised, and Buyer Common Stock may be issued instead of cash, (A) only if a registration statement covering the issuance of the shares of Buyer Common Stock issued on the Contingent Payment Closing Date shall be declared effective by the Securities and Exchange Commission ("SEC") on or before the Contingent Payment Closing Date; and (B) the shares of Buyer Common Stock (or stock of any successor or assignee of the Buyer under this Agreement) are listed and publicly traded on a national stock exchange or securities market. In the event of a Stock Payment Election, the Buyer shall use its commercially reasonable efforts to cause such registration statement to be filed and declared effective as soon as reasonably practicable after such Stock Payment Election is made.

                   (iii) (A) Notwithstanding anything herein to the contrary, should the Buyer then be prohibited from paying the Contingent Payment in full in cash pursuant to the Senior Credit Facility, the Buyer shall be permitted to make payment of the Contingent Payment partially in Buyer Common Stock (as provided in Section 2.2(f)(i)(B)) without having to satisfy the condition set forth in clause (A) of the first sentence of Section 2.2(f)(ii) if the Buyer is unable to satisfy such condition after using its reasonable efforts to do so; provided, however, that in such an event, the Buyer shall continue to employ commercially reasonable efforts to register for resale as soon as reasonably possible the Buyer Common Stock issued as the Contingent Payment hereunder. Upon the eventual effective date of any such registration statement, if the value of the Buyer Common Stock so issued as the Contingent Payment, as measured at the close of the trading day immediately preceding the effective date of such registration (the "Delayed Registration Valuation"), is less than the Contingent Payment, then the Buyer shall issue (in accordance with the written instructions of the Seller Representative set forth in the notice to the Buyer given pursuant to Section 2.2(d)) and include in the registration an amount of shares having a value equal to the difference between the Contingent Payment and the Delayed Registration Valuation.

                        (B) If the Buyer makes a Cash Payment Election or is otherwise required to pay the Contingent Payment in cash and is unable to pay the Contingent Payment in cash because of its failure to satisfy the condition in the preceding sentence relating to the Senior Credit Facility, then the parties hereto agree that the Buyer shall, to the extent not prohibited under the Senior Credit Facility, pay in accordance with the written instructions of the Seller Representative set forth in the notice to the Buyer given pursuant to
Section 2.2(d) or (e), as applicable, the Contingent Payment in cash, and shall further pay as set forth in such instructions, the then remaining balance of any amounts due pursuant to Section 2.2(d) in Buyer Common Stock.

              (g) For purposes of this Section 2.2, the following terms shall have the following respective meanings:

                   (i) "Acquired Business" shall mean any business that is acquired by the Buyer or any of its Affiliates (including the Company) and that, by written agreement among the Buyer and the Seller Representative, is included in the definition of the Bicycle Business for the purpose of calculating Business EBITDA, and for which the Average Annual Business EBITDA targets set forth in Section 2.2(d) may be adjusted upon the mutual written agreement of the Buyer and the Seller Representative.

                   (ii) "Average Annual Business EBITDA" shall mean (A) the sum of the Business EBITDA for each of the three full fiscal years ending December 31, 2004, 2005 and 2006, divided by (B) 3.0.

                   (iii) "Bicycle Business" shall mean the Business and any additional product lines developed by the Company or any Subsidiary, and any Acquired Business as of the date the acquisition of such Acquired Business is consummated.

                   (iv) "Business EBITDA" shall mean, for each full fiscal year in the Earn-Out Period, the Net Income of the Bicycle Business, plus an amount which, in the determination of Net Income for each such fiscal year, has been deducted for (A) interest expense for such fiscal year, (B) total Taxes (including Transfer Taxes) for such fiscal year, (C) depreciation and amortization expense for such fiscal year, (D) Excluded Expenses and (E) any legal, accounting, investment banking and other expenses incurred in connection with the transactions contemplated hereby, in each case determined in accordance with GAAP.

                   (v) "Excluded Expenses" shall mean the following expenses, as reflected in each Earn-Out Statement: (A) the Buyer's and any of its Affiliates' general corporate overhead and administrative expenses, other than those directly related to the Company or any Subsidiary; (B) nonrecurring business expenses that are not related to the generation of revenues in subsequent fiscal periods; (C) any compensation expenses relating to the issuance, conversion, exercise, cancellation and payments with respect to options or stock; (D) direct and indirect costs (including time and travel expenses) incurred by the Company or any Subsidiary in working with the Buyer's corporate office on matters not directly related to the Bicycle Business; (E) other expenses allocated to the Company or any Subsidiary in respect of any matters not directly related to the Bicycle Business; and (F) extraordinary items as determined in accordance with GAAP.

                   (vi) "Net Income" shall mean, for any period, net income as determined in accordance GAAP.

                   (vii) "Senior Credit Facility" shall mean the Buyer's credit facility under the Credit Agreement, dated as of April 24, 2002, by and among the Buyer, Bank of America, N.A., in its capacity as administrative agent, and the various lenders signatory thereto (as heretofore amended and as from time to time hereafter further amended, modified, supplemented, restated, amended and restated, replaced, renewed, or refinanced from time to time) .

              (h) From and after the Closing Date (as defined below) and until the earlier to occur of (i) December 31, 2006 or (ii) the closing of a sale of the Bicycle Business, as described in Section 2.2(e), the Buyer shall use its commercially reasonable efforts to cause the Bicycle Business to be operated and managed in a manner consistent with reasonable business practices. The Buyer further agrees and undertakes to each Seller that the Buyer will use commercially reasonable efforts to (A) promote, support and continue the operations of the Bicycle Business, and will act in good faith with regard to the achievement of the Average Annual Business EBITDA target set forth in
Section 2.2(d)(iii); and (B) maintain the separate legal existence of the Company and each Subsidiary, provided that the Buyer shall be permitted to change the legal form of the Company and any Subsidiary so long as any such change does not materially adversely affect the ability of the Company to achieve the Average Annual Business EBITDA target set forth in Section 2.2(d)(iii).

         SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

         As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, each Seller, with respect to itself and not any other Seller, hereby represents and warrants to the Buyer (a) except as shall be specifically set forth in the Initial Disclosure Schedule (as defined below), as finally agreed upon pursuant to Section 6.9(b), as of the date hereof, and (b) except as shall be specifically set forth in the Closing Disclosure Schedule (as defined below), as of the Closing Date (except as otherwise provided herein), as follows:

         3.1. Organization and Good Standing.

         Such Seller, if not an individual, is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and has all necessary corporate or organizational power and authority to carry on its business as presently conducted.

         3.2. Power and Authorization.

              (a) Such Seller, if not an individual, has all requisite corporate or organizational (as applicable) and other power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (collectively, the "Seller Closing Documents") required to be delivered by it pursuant hereto at the Closing (as defined below). The execution, delivery and performance by such Seller of this Agreement and the Seller Closing Documents have been duly authorized by all necessary corporate, organizational or other action. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms and, when executed and delivered as contemplated herein, each of the Seller Closing Documents shall constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

              (b) Such Seller, if an individual, is at least eighteen (18) years of age (or such Seller has a guardian or custodian, which guardian or custodian has executed this Agreement on such Seller's behalf, who is at least eighteen
(18) years of age), and has (or such guardian or custodian has) all requisite power and authority to enter into and perform such Seller's obligations under this Agreement and under the Seller Closing Documents required to be delivered by such Seller pursuant hereto at the Closing. This Agreement has been duly and validly executed and delivered by such Seller (or such guardian or custodian) and constitutes the legal, valid and binding obligation of such Seller, enforceable against him in accordance with its terms and, when executed and delivered as contemplated herein, each of the Seller Closing Documents shall constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

         3.3. No Conflicts.

              (a) The execution, delivery and performance of this Agreement and the Seller Closing Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with (as applicable) the articles or certificate of incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of such Seller; (ii) violate or conflict with any Law binding upon such Seller or violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which such Seller is a party or by which the Seller or any of its assets are otherwise bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have an adverse effect upon the ability of such Seller to enter into or perform its obligations under this Agreement or any Seller Closing Document; or (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to any of the Purchased Securities held by such Seller. Except for filings under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 (the "HSR Act"), no consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution, delivery or performance of this Agreement by such Seller or the consummation by the Seller of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not have an adverse effect upon the ability of such Seller to enter into or perform its obligations under this Agreement or any Seller Closing Document.

              (b) There are no Proceedings pending against such Seller or, to the Knowledge of such Seller, pending against the Company or threatened against such Seller or the Company that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of the Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments.

         3.4. Ownership of the Purchased Securities.

         Such Seller owns all right title and interest, and has good and valid title, in and to all of the Purchased Securities set forth opposite its name on
Schedule I attached hereto, beneficially and of record, free and clear of any Encumbrance. There are no shareholder or other agreements affecting the right of such Seller to convey such Purchased Securities (or rights therein) to the Buyer as contemplated hereby or any other right of the Seller with respect to such Purchased Securities, and such Seller has the absolute right, authority, power and capacity to sell, transfer, convey, assign and deliver the Purchased Securities to the Buyer as contemplated hereby, free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to the Buyer of the certificate or other instruments representing all of the Purchased Securities set forth opposite such Seller's name on Schedule I attached hereto, the Buyer will acquire good and valid title in and to such Purchased Securities, free and clear of any Encumbrance (except for applicable securities laws restrictions).

         3.5. Exercise of Options and Conversion of the Convertible Note.

         As of the Closing, all Outstanding Options, to extent owned, beneficially or of record, by such Seller will be exercised, converted or otherwise cancelled or extinguished and, from and after the Closing, none of such Outstanding Options will be outstanding.

         3.6. Investment Representations.

         Such Seller hereby acknowledges and agrees that the Contingent Payment, if any, payable thereto hereunder may be paid, in whole or in part, in the form of Buyer Common Stock (as provided herein) and that, in connection with such potential receipt of Buyer Common Stock (the "Right") in accordance with this Agreement, the Seller hereby further represents and warrants to the Buyer that such Seller: (a) except to the extent that the Buyer Common Stock is registered under the Securities Act, is acquiring the Right (and will acquire the related Buyer Common Stock) to be acquired by it hereunder for its own account and not with a view to, or for sale in connection with, any resale, transfer or distribution thereof, nor with any present intention of distributing, or to make any distribution of, such Right (or Buyer Common Stock), except for any allocation of the Contingent Payment (as provided in Section 2.2(d) or (e));
(b) has (or have) been afforded an opportunity to ask questions of and receive answers from representatives of the Buyer concerning the terms and conditions of this Agreement and the acquisition of the Right (and the related Buyer Common Stock) as contemplated hereby; and (c) if identified as such on Schedule I hereto, is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

    SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS
               SUBSIDIARIES

         As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, each Seller and the Company hereby represent and warrant to the Buyer (a) except as shall be specifically set forth in the Initial Disclosure Schedule, as finally agreed upon pursuant to Section 6.9(b), as of the date hereof, and (b) except as shall be specifically set forth in the Closing Disclosure Schedule, as of the Closing Date (except as otherwise provided herein), as follows:

         4.1. Organization and Good Standing.

         The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all necessary corporate or other power and authority, as applicable, to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. The Company and each Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be likely to have a Material Adverse Effect.
Section 4.1 of the Disclosure Schedule shall set forth all jurisdictions in which the Company or any Subsidiary is qualified to do business, in each case identifying the entity or entities so qualified to do business in such jurisdictions.

         4.2. Power and Authorization.

         The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it pursuant hereto at the Closing (collectively, the "Company Closing Documents"). The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

         4.3. Capitalization.

              (a) As of the date hereof, the total outstanding shares of the Company's capital stock consist of 2,191.26 shares of common stock, par value $0.01 per share (the "Company Common Stock"), all of which shares are owned of record by the Sellers and the Put/Call Holders. Immediately after the Closing, the total outstanding shares of the Company's capital stock will consist of no more than 2,401.6899 shares of Company Common Stock, all of which shares (other than those that are Purchased Securities acquired by the Buyer at the Closing) will be owned of record by the Sellers and the Put/Call Holders. Other than the Outstanding Options, there are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of the Company or obligating the Company or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued and are held in compliance with all applicable securities and other Laws. No securities issued by the Company from the date of its incorporation to the date hereof were, and as of the Closing Date will have been, issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on any capital stock of the Company. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of the Company from the date of its incorporation to the date hereof, and as of the Closing Date will, have been obtained or effected.

              (b) Section 4.3(b) of the Disclosure Schedule shall set forth for each Subsidiary: (i) its name and jurisdiction of incorporation, formation or organization; (ii) if such Subsidiary is a corporation, (A) the number of shares of authorized capital stock of each class or series of its capital stock, (B) the number of issued and outstanding shares of each class or series of its capital stock, the names of the record holders thereof, and the number of shares held by each such holder and (C) the number of shares of its capital stock held in treasury; and (iii) if such Subsidiary is not a corporation, (Y) the amount of each class or series of its authorized equity interests and (Z) the amount of issued and outstanding interest of each class or series of its equity interests, the names of the record holders thereof, and the amount or percentage interest thereof held by each such holder. There are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of any Subsidiary or obligating any Subsidiary or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding equity interests of each Subsidiary have been issued and are held in compliance with all applicable securities and other Laws. No securities issued by any Subsidiary from the date of its incorporation or organization (as applicable) to the date hereof were, and as of the Closing Date will have been, issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the outstanding equity interests of any Subsidiary. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of any Subsidiary from the date of its incorporation to the date hereof, and as of the Closing Date will, have been obtained or effected.

              4.4. Investments and Subsidiaries.

         The Business is conducted solely by and through the Company and the Subsidiaries, and neither the Company nor any Subsidiary directly or indirectly owns, controls or has any investment or other ownership interest in any Person other than the Company's ownership of its interest in the Subsidiaries.

         4.5. No Conflicts.

         The execution, delivery and performance of this Agreement and the Company Closing Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the articles or certificate of incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of the Company or any Subsidiary;
(ii) violate or conflict with any Law binding upon the Company or any Subsidiary, except as would not reasonably be likely to have a Material Adverse Effect or as caused, upon consummation of the transactions contemplated hereby, by the nature of the Buyer's business or the Buyer's directors or officers;
(iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Company or any Subsidiary is a party (including without limitation the Contracts that shall be set forth in Section 4.14 of the Disclosure Schedule), or by which either of them or any of their assets are otherwise bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not reasonably be likely to have a Material Adverse Effect or that are caused, upon consummation of the transactions contemplated hereby, by the nature of the Buyer's business or the Buyer's directors or officers; (iv) result in the creation of an Encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material Contract to which either the Company or any Subsidiary is a party or by which either of them or any of their assets are otherwise bound, except any such Encumbrance, penalty or right caused, upon consummation of the transactions contemplated hereby, by the nature of the Buyer's business or the Buyer's directors or officers; or (v) require any consent, notice, authorization, waiver by or filing with any governmental agency, administrative body or other third party, except (A) as would not reasonably be likely to have a Material Adverse Effect, (B) for filings under the HSR Act or (C) for filings that are caused, upon consummation of the transactions contemplated hereby, by the nature of the Buyer's business.

         4.6. Financial Matters.

         The Company has delivered to the Buyer true and complete copies of the Company's (a) audited consolidated balance sheet and related audited consolidated statements of income, stockholder's equity and comprehensive income, and cash flows at and for the fiscal years ended September 28, 2003 and September 29, 2002, including the notes thereto (the "Audited Financial Statements"), and (b) unaudited consolidated balance sheet at December 31, 2003 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income and cash flows for the three months ended December 31, 2003 (the "Interim Financial Statements" and, together with the Audited Financial Statements and the Monthly Statements delivered to the Buyer pursuant to Section 6.10, the "Financial Statements"). The Company's audited consolidated balance sheet at September 28, 2003 is referred to herein as the "Balance Sheet". The Financial Statements (i) have been prepared based on the books and records of the Company and each Subsidiary, in accordance with GAAP consistently applied throughout the periods covered thereby, except, in the case of the Interim Financial Statements, for normal year-end adjustments, the omission of footnote disclosures required by GAAP and the omission of a statement of stockholder's equity and comprehensive income, and (ii) fairly present in all material respects the financial position of the Company and the Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations, changes in stockholders' equity and comprehensive income (in the case of the Audited Financial Statements), and cash flows for the periods covered thereby.

         4.7. Absence of Undisclosed Liabilities.

         There are no liabilities or obligations of the Company or any Subsidiary, either accrued, absolute or otherwise, other than those that: (a) are disclosed or reserved against on the Balance Sheet, the Interim Balance Sheet or the notes thereto; (b) have arisen in the ordinary course of business since the date of the Interim Balance Sheet; (c) shall have been described in
Section 4.7 of the Disclosure Schedule; or (d) are not required by GAAP to be reflected on the Interim Balance Sheet or the Balance Sheet. Except as shown in the Balance Sheet, the Interim Balance Sheet or as shall be shown in Section 4.7 of the Disclosure Schedule, neither the Company nor any Subsidiary is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, liability, obligation or dividend of any other Person. Except as set forth in (a) above, to the Knowledge of the Company, there are no contingent liabilities or obligations of the Company or any Subsidiary.

         4.8. Real Property.

              (a) Section 4.8(a) of the Disclosure Schedule sets forth a true, accurate and complete list of the addresses of all real property owned or leased by the Company or any Subsidiary (each, a "Property"; collectively, the "Properties").

              (b) The Company and each Subsidiary (as applicable) has insurable title in fee simple to all of the Properties designated in Section 4.8(a) of the Disclosure Schedule as owned by it (the "Owned Properties") and owns all right, title and interest in and to all leasehold estates and other rights purported to be granted to them by the leases and other agreements relating to the Properties as described in Section 4.8(a) of the Disclosure Schedule, in each case free and clear of any Encumbrance except for: (i) liens for current taxes not yet delinquent, assessments and governmental charges and levies which are not in default or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated Property and adequate reserves with respect thereto are maintained on the books and records of the Company or such Subsidiary; (ii) any zoning or other governmentally established restrictions or encumbrances; (iii) such utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value of the

Property subject thereto and do not materially interfere with any Property used in the ordinary conduct of the Business as presently conducted; and (iv) Encumbrances that, individually or in the aggregate, do not have a material adverse effect upon the Property or Properties affected thereby (collectively, the "Permitted Encumbrances"). The Sellers or the Company shall provide copies of all existing surveys, title insurance policies and their respective exception documents, to the extent in the possession of the Company or any Subsidiary, to Buyer or its representatives. Neither the Company nor any Subsidiary has received written notice that (i) any building or structure, to the extent of the premises owned or leased by the Company or any Subsidiary, or (ii) any appurtenance thereto or equipment therein, or (iii) the operation or maintenance thereof, violates in any material respect any restrictive covenant or any rule adopted by any national, state or local association or board of insurance underwriters. Neither the Company nor any Subsidiary has received written notice of any pending or threatened condemnation proceeding, special assessment, tax certiorari or similar proceeding with respect to any Property. To the Knowledge of the Company, the applicable covenants, easements or rights-of-way affecting the Properties do not impair in any material respect the Company's or any Subsidiary's ability to use any Property in the operation of the Business as presently conducted. To the Knowledge of the Company, the Company and each Subsidiary (as applicable) have sufficient access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from each Property to use each Property in the operation of the Business as presently conducted. For the purposes of this Section 4.8(b), "insurable title" is deemed to be such title as a nationally reputable title company will insure at standard rates.

              (c) Neither the Company nor any Subsidiary has received any written notice (i) of any pending or contemplated rezoning proceeding affecting any Property, or (ii) from any utility company or municipality of any fact or condition that would be reasonably likely to result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Property.

              (d) The improvements to, or which constitute a portion of, any Property are in the operating condition and repair necessary for the Business to operate in the ordinary course, as presently conducted.

              (e) Neither the Company nor any Subsidiary is party to any lease or license with respect to any Owned Property.

              (f) No part of any Owned Property, including, without limitation, any building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right.

              (g) All brokerage commissions and other compensation and fees payable by the Company by reason of the acquisition of any Owned Property have been paid in full.

              (h) The Company or a Subsidiary currently has a leasehold interest in those Properties indicated as such in Section 4.8(a) of the Disclosure Schedule (each, a "Leased Property"), and Section 4.8(h) of Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, through which the Company or any Subsidiary has rights in and to such Leased Property

(each, as may have been amended or supplemented, a "Lease"). The Sellers shall provide true, correct and complete copies of all Leases to the Buyer or its representatives. No option has been exercised under any Lease, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which shall be delivered to the Buyer or its representatives with the corresponding Lease.

              (i) Each Lease is in full force and effect. Neither the Company nor any other party to a Lease has given to the other party to such Lease written notice of any breach or default that remains uncured as of the date hereof. The Company is not in default under any Lease and, to the Knowledge of the Company, no other party to a Lease is in default. To the Knowledge of the Company, there are no events which with the passage of time or the giving of notice or both would constitute a default by the Company or by any other party to such Lease.

              (j) Neither the Company nor any Subsidiary is party to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of any Leased Property or any portion thereof.

              (k) There are no guaranties from any of the Sellers, the Company, or any Subsidiary in favor of the lessors with respect to any Leased Property.

              (l) To the Knowledge of the Company and any Subsidiary (as applicable), no Leased Property is subject to a fee mortgage, deed of trust, other security interest or similar encumbrance, nor to a ground lease.

         4.9. Personal Property.

         The Company and each Subsidiary has good, valid and marketable title in and to the personal property owned by it, free and clear of all Encumbrances, except for any Permitted Encumbrances. All leased personal property used in the Business is used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon the parties thereto in accordance with their terms, except as would not reasonably be likely to have a Material Adverse Effect.

         4.10. Taxes.

              (a) The Company and each Subsidiary has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and each Subsidiary and all Taxes shown to be due on such Tax Returns have been paid; (b) all such Tax Returns were true, correct and complete in all material respects as of the time of each such filing; (c) all material Taxes relating to periods ending on or before the Closing Date owed by the Company and each Subsidiary (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (d) any liability of the Company and each Subsidiary for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with generally accepted accounting principles; (e) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any Subsidiary in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority; (f) since

January 1, 2000, no claim has been made by any Tax authority in a jurisdiction where the Company or any Subsidiary does not currently file a Tax Return that the Company or any Subsidiary is or may be subject to Tax by such jurisdiction, nor to the Sellers' Knowledge is any such assertion threatened; (g) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (h) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any Subsidiary; (i) the Company and each Subsidiary are not parties to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (j) the Company and each Subsidiary has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (k) the Company and each Subsidiary has not been a United States real property holding companies within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(i)(A)(ii) of the Code; and (l) neither the Company nor any Subsidiary has any liability for Taxes under Treas. Reg. (section)1.1502-6 (or any similar provision of state, local, or foreign law), as a member of any consolidated, combined or unitary group other than one for which the Company was the common parent.

         4.11. Litigation.

         There are no Proceedings against either the Company or any Subsidiary or their respective Affiliates, directors (or persons in similar positions), officers, shareholders, partners or members in their capacities as such, pending or, to the Knowledge of the Company and each Seller, threatened. Neither the Company nor any Subsidiary is bound by any judgment, award, determination, order, writ, injunction or decree of any court or federal, state, municipal or governmental department or any commission, board, bureau, agency, instrumentality, administrator or arbitrator.

         4.12. Labor Matters.

         With respect to labor matters: (a) neither the Company nor any Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to, or cover, employees of the Company or any Subsidiary; (b) no employees of the Company or any Subsidiary are represented by any labor organization, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (c) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary, and there are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees; (d) there are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, the Company or any Subsidiary of any individual; and (e) the Company and each Subsidiary (i) have complied in all material respects with all applicable federal, state, and local legal requirements relating to its employees, arising from statutes relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination and the payment and withholding of Taxes, and (ii) have complied with all applicable federal, state and local legal requirements relating to its employees arising from statutes relating to immigration and I-9 compliance.

         4.13. Intellectual Property Rights.

              (a) The Company and/or the Subsidiaries own all right, title and interest in and to, or have valid licenses to use, all Intellectual Property. To the Knowledge of the Company and each Seller, (i) none of the Intellectual Property owned by the Company or any Subsidiary has been wrongfully used, disclosed or appropriated to the detriment of the Company or any Subsidiary for the benefit of any other Person; and (ii) no employee, independent contractor or agent of any Seller, the Company, or any Subsidiary has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Seller, the Company, or any Subsidiary.

              (b) Neither the Company nor any Seller has any Knowledge of, or has received any notice alleging, that the Company or any Subsidiary has violated or infringed any intellectual property rights of any other Person. To the Knowledge of the Company and each Seller, no third party is challenging the Company's or any Subsidiary's ownership or use of, or the validity or enforceability of, any Intellectual Property owned by the Company or any Subsidiary. To the Knowledge of the Company and each Seller, no third party is infringing upon or violating any of the Intellectual Property owned by the Company or any Subsidiary.

              (c) Section 4.13( c) of the Disclosure Schedule shall set forth a true, accurate, complete and current list of all patents, patents pending, trademark/service mark applications and registrations, copyright applications and registrations, domain name registrations that are owned by the Company or any Subsidiary, and agreements pertaining to the Intellectual Property (other than "shrink-wrap" or "click through" agreements). All renewal fees, maintenance fees, and other fees in respect of the material Intellectual Property owned by the Company or any Subsidiary that have fallen due on or prior to the date of this Agreement (and the Closing Date) have been (and as of the Closing Date will have been) paid in full except to the extent that Company or Sellers have intentionally abandoned or otherwise failed to maintain such Intellectual Property. The consummation of the transactions contemplated hereby will not materially alter or impair any of the Company's or any Subsidiary's rights in or to any Intellectual Property.

              (d) Neither the Company nor any Subsidiary is under any obligation to pay royalties or other payments in connection with any agreement, nor is it restricted from assigning its rights respecting Intellectual Property, nor will it be, as a result of the execution, delivery, or performance of this Agreement and the transactions contemplated hereby, in breach of any agreement relating to the Intellectual Property. The Company and each Subsidiary is in material compliance with all license or other agreements pertaining to the Intellectual Property.

              (e) Other than as part of the Business, neither any Seller nor, to the Knowledge of the Company, any third party has used or currently uses any Trademarks or any other trademark or service mark containing "Bicycle" in connection with goods or services identical or similar to, or otherwise in competition with, those provided in the Business.

              (f) Section 4.13(f) of the Disclosure Schedule shall set forth a true, accurate, complete and current list of all Software used in the operation of the Business. No unlicensed copies of any mass market Software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements are installed on any of the Company's or any Subsidiary's computers or computer systems.

         4.14. Contracts and Commitments.

         Section 4.14 of the Disclosure Schedule shall set forth a complete and accurate list of:

              (a) For the two (2) year period ended on September 28, 2003, each Contract (other than purchase orders) with, and a complete and correct list of:
(i) the top ten (10) customers of the Company (together with any Subsidiary) in the United States, and the aggregate sales to such customers (identifying the approximate percent of total sales derived from each such customer), (ii) the top ten (10) customers of the Company (together with any Subsidiary) outside of the United States, and the aggregate sales to such customers (identifying the approximate percent of total sales derived from each such customer), (iii) the top ten (10) suppliers in the United States, by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such period; and (iv) the top ten (10) suppliers outside of the United States, by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such period;

              (b) Each Contract (other than open sales orders) that involves the performance of services for or the delivery of goods or materials to the Company and/or any Subsidiary during the Company's most recently completed fiscal year of amount or value in excess of $100,000 or pursuant to which the Company or any Subsidiary is obligated to purchase future services, goods or materials in an amount or value that is reasonably expected to exceed $100,000;

              (c) Each Contract that was not entered into in the ordinary course of business that involves future expenditures or receipts in excess of $50,000 to which the Company and/or any Subsidiary is a party or is otherwise bound;

              (d) Each license or other Contract with respect to the Intellectual Property to which the Company and/or any Subsidiary is a party or is otherwise bound other than with respect to commercially available, off-the-shelf software;

              (e) Each Contract relating to the borrowing of money or a line of credit to which the Company and/or any Subsidiary is a party or pursuant to which the Company and/or any Subsidiary has guaranteed any indebtedness or obligation of any other Person;

              (f) Each Contract with respect to environmental investigation, removal, remediation or monitoring at any facility or property (including, without limitation, any Property);

              (g) Each representative, distribution, marketing or sales agency Contract which is not terminable within sixty (60) days after the date hereof to which the Company and/or any Subsidiary is a party or is otherwise bound;

              (h) Each Contract containing covenants limiting the freedom of the Company and/or any Subsidiary to engage in any line of business or to compete with any Person or covenants of another Person not to compete with the Company or any Subsidiary;

              (i) Each sole source supply Contract for the purchase of any material, raw material, component or product that is otherwise not generally available and that is used in the manufacture of any product of the Business;

              (j) Each guaranty and indemnity by the Company and/or any Subsidiary to any Person in connection with the supply of components or raw materials to the Business;

              (k) All agreements with respect to the proposed acquisition of any other entity, business, line of business or material amount of assets to which the Company and/or any Subsidiary is a party or is otherwise bound;

              (l) All employment, severance or change of control agreements with employees of the Company or any Subsidiary and all consulting agreements to which the Company or any Subsidiary is a party (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount);

              (m) Each agreement to which the Company or any Subsidiary is a party or is otherwise bound with respect to the sharing, contingent or otherwise, of profits, revenues, losses, costs or liabilities of any Person or entity;

              (n) All standard warranties made with respect to the Business; and

              (o) Any other Contract to which the Company and/or any Subsidiary is a party or is otherwise bound that is material to the condition (financial or otherwise), results of operations, assets, properties, liabilities and business (including, without limitation, the Business) of the Company or any Subsidiary.

         Neither the Company nor any Subsidiary is in breach or default with respect to any of the above Contracts (except for such breaches or defaults as would not reasonably be likely to have a Material Adverse Effect) and, to the Knowledge of the Company, no other party thereto is in breach or default with respect to any of the above Contracts (except for such breaches or defaults as would not reasonably be likely to have a Material Adverse Effect), and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Neither the Company nor any Subsidiary has received any written notice since September 28, 2003 of any breach or default with respect to any of the above Contracts. Neither the Company nor any Subsidiary is a party to, or is otherwise bound by or under, any contract, agreement, binding bid, binding proposal, or binding quotation with any Governmental Entity.

         4.15. Existing Condition.

              (a) Since the date of the Balance Sheet, there has not occurred:
(i) any Material Adverse Effect or any event, change or effect which would reasonably be likely to have a Material Adverse Effect; (ii) any damage to, destruction or loss of any material asset of the Company or any Subsidiary not covered by insurance in excess of $50,000; (iii) any waiver of any material right, forbearance of any material debt or release of any material claim, except in each case in the ordinary course of business; (iv) any adoption of or change in any Plan (as defined below) or, except in the ordinary course of business, labor policy; (v) any entry into, or any amendment, termination or receipt of notice of termination of, any agreement which is required to be disclosed in the Disclosure Schedule, or any material transaction (including, without limitation, any such relating to capital expenditures); (vi) any sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, transfer, lease, or other disposition of any material asset or property of the Company or any Subsidiary or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any Subsidiary, except, in each case, as specifically permitted hereunder; (vii) any capital expenditure in excess of $75,000, or additions made to property, plant and equipment used in the operations of the Business other than in the ordinary course of business; (viii) any loss or receipt of notice of any potential loss of any customer of the Company or any Subsidiary described in Section 4.14(a), or of a reduction in aggregate orders from any such customer, except in the ordinary course of business, or as would otherwise not be reasonably likely to represent a material reduction from budgeted sales by the Company or any Subsidiary to such customer; or (ix) any binding agreement to do or otherwise suffer or incur any of the foregoing by the Company or any Subsidiary.

              (b) From and after the date of the Balance Sheet until the date hereof there has not occurred: (i) any change by the Company or any Subsidiary in its accounting principles or policies; (ii) any material revaluation by the Company or any Subsidiary of any of its assets, including, without limitation, any write off or write down of notes, accounts receivable or inventory, other than in the ordinary course of business and consistent with past practice; or
(iii) any binding agreement to do or otherwise suffer or incur any of the foregoing by the Company or any Subsidiary.

              (c) Since January 15, 2004, there has not occurred any increase in compensation payable to any stockholder, director (or person in a similar position), officer or employee, or entry into (or amendment of) any employment, severance or similar agreement with any stockholder, director (or person in a similar position), officer or employee, in any such case who earns compensation in excess of $75,000 per annum.

         4.16. Employee Benefit Plans.

              (a) Section 4.16 of the Disclosure Schedule shall contain a true, accurate and complete list of (i) all employee benefit plans, policies and arrangements, including, but not limited to, all "employee benefit plans" (as defined in Section 3(3) of ERISA), sponsored, maintained or contributed to, or required to be contributed to, by the Company or any Subsidiary, and (collectively, the "Plans") and (ii) all "employee benefit pension plans" (as defined in Section 3(2) of ERISA) sponsored, maintained or contributed to, or required to be contributed to, by any entity required to be aggregated with the Company under Section 414(b), (c), (m), or
(o) of the Code (each, an "ERISA Affiliate") whether or not for the benefit of employees or former employees of the Company or any Subsidiary (such employee benefit pension plans are collectively the "ERISA Affiliate Plans").

              (b) With respect to each Plan, the Company has made available to Purchaser a true and correct copy of, as applicable, (i) the Plans and all amendments thereto, (ii) the most recent annual report of each Plan on Form 5500, (iii) each trust agreement and group annuity contract, if any, relating to such Plan, (iv) the most recent actuarial report or valuation relating to any Plan subject to Title IV of ERISA, (v) the most recent IRS determination or opinion letter with respect to any such Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, and (vi) the most recent summary plan descriptions.

              (c) With respect to each Plan: (i) if intended to qualify under
Section 401(a) of the Code, such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to result in the loss of such qualification or exempt status; (ii) such plan has been administered and operated in all material respects in accordance with its terms and applicable law (including ERISA and the Code, and all rules and regulations promulgated thereunder); (iii) neither the Company nor any Subsidiary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan; (iv) no disputes are pending, or, to the best knowledge of the Company and each Seller, threatened by any governmental agency or authority or by any participant or beneficiary against any Plan, the assets of any trust under any Plan or the Plan sponsor or the Plan administrator, or against any fiduciary of any of any Plan with respect to the design or operation of such Plan, other than routine claims for benefits thereunder; (v) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that gives rise to or might reasonably be expected to give rise to material liability on the part of the Company or any of its Subsidiaries; and (vi) all contributions due and payable by or under any Plan (or trust or fund established thereunder or in connection therewith) or any related collective bargaining agreement as of the date hereof (taking into account any extensions of time for the making of such contributions) have been made in full.

              (d) No Plan or ERISA Affiliate Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived. Except for liabilities for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), no liability has been or is reasonably expected to be incurred by the Company, any Subsidiary or any ERISA Affiliate (either directly or indirectly) under or pursuant to Title IV of ERISA, and no event, transaction or condition has occurred or exists that has resulted in or would reasonably be expected to result in any such liability to the Company, any Subsidiary, any ERISA Affiliate or any Plan. There has been no "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan or ERISA Affiliate Plan subject to Title IV of

ERISA which would require the giving of notice or any other event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

              (e) No Plan or ERISA Affiliate Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA, and none of the Company, any Subsidiary or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Subsidiary or any ERISA Affiliate.

              (f) Except as set forth in the Disclosure Schedule, none of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant's beneficiary. There has been no violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply that could reasonably be expected to result in any material liability to the Company or any Subsidiary.

              (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either by itself or in conjunction with a subsequent event: (i) result in any payment becoming due to any current employee or former employee of the Company, (ii) increase any benefits otherwise payable under any of the Plans, (iii) result in any payment that will not be deductible under Section 280G of the Code or (iv) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Plans.

         4.17. Directors and Officers.

         Section 4.17 of the Disclosure Schedule shall set forth the names and positions of all directors (or persons in similar positions) and officers of the Company and each Subsidiary.

         4.18. Compliance with Laws.

         Except for the matters covered by Sections 4.12, 4.16 and 4.19, as to which matters the provisions of such Sections shall govern, the Company and each Subsidiary is in compliance in all material respects with, and during the two
(2) year period ended on the date hereof, has not received any notice of any violation or delinquency with respect to, any Laws applicable to the Business. The Company and each Subsidiary (as applicable) possesses all material licenses, permits, registrations and government approvals (collectively, "Permits") which are required in order for the Company and any Subsidiary (as applicable) to conduct the Business as presently conducted. Section 4.18 of the Disclosure Schedule shall set forth a true, accurate and complete list of all of the Permits of the Company and any Subsidiary, together with a description (including the date of issuance and expiration, if any, and the status) thereof. Each Permit is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect.

         4.19. Environmental.

              (a) The Company and each Subsidiary is and has been in material compliance with all applicable Environmental Laws and has no written notice of any unresolved potential liability, violation or delinquency with respect to any Environmental Law, including, without limitation, any agreement with any Person, or any Permit or order from, any governmental, regulatory or administrative authority. Neither the Company, any Subsidiary, nor any of the Properties, is or has been subject to any material claim, judgment, decree, order, arbitration award, lien or deed restriction by any federal, state or local governmental, regulatory or administrative authority relating to Environmental Laws. The Company and each Subsidiary has obtained all Permits required under Environmental Laws for the conduct of the Business and such Permits shall be set forth in Section 4.19 of the Disclosure Schedule.

              (b) There is no Environmental Claim pending or, to the Knowledge of the Company and each Seller, threatened against the Company or any Subsidiary or otherwise relating to any of the Properties. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials, that would reasonably be expected to form the basis of any Environmental Claim relating to the Business or any of the Properties or against the Company or any Subsidiary.

              (c) Neither the Company nor any Subsidiary owns or operates, nor has the Company or any Subsidiary ever owned or operated, (i) an "underground storage tank" containing a "regulated substance," as such terms are defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. (section)6991 et seq. or (ii) an impoundment or landfill or a gas or oil well.

              (d) To the Knowledge of the Company and each Seller, none of the Company and the Subsidiaries is or will be required to incur material cost or expense within the next five (5) years in order to cause its operations or properties to achieve or maintain compliance applicable Environmental Laws.

              (e) There has been no release or threatened release of any Hazardous Material at any location which could reasonably be expected to give rise to any actual or alleged liability on the part of the Company or any Subsidiary for personal injury, property damage, natural resource damage or environmental response action.

              (f) To the Knowledge of the Company and each Seller, none of the Properties contain or formerly contained any polychlorinated biphenyls, asbestos, asbestos-containing material or urea formaldehyde insulation.

              (g) None of the Company, the Subsidiaries and, to the Knowledge of the Company and each Seller, their respective predecessors has manufactured, used, processed, distributed, fabricated, incorporated into any other material, or sold any asbestos-containing material at any time and there is no pending or, to the Knowledge of the Company and each Seller, threatened claim against any of them arising out of, any asbestos-containing material or the exposure to or release thereof.

              (h) Neither the Company nor any Subsidiary has any obligation under any agreement with any Person or pursuant to an order of a Governmental Entity for conducting any site investigation or cleanup. Neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

         4.20. Transactions With Affiliates.

         Section 4.20 of the Disclosure Schedule shall set forth for each Person who is an Affiliate every agreement, undertaking, understanding or compensation arrangement of any Affiliate with the Company and/or any Subsidiary (other than normal employment arrangements) and any interest of any Affiliate in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business. To the Knowledge of the Company and each Seller, none of the Affiliates, executive officers or directors (or persons in similar positions) of the Company or any Subsidiary has been a director (or person in a similar position) or executive officer of, or has had any direct or indirect interest in (excluding the ownership of no more than 2% of the outstanding securities in any publicly traded company), any firm, corporation, association or business enterprise which during such period was a customer of the Company or any Subsidiary.

         4.21. Insurance.

         Section 4.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies of the Company and any Subsidiary for the ten (10) year period ended on the date hereof, which policies will be made available to the Buyer promptly after the execution and delivery of this Agreement. The Company and each Subsidiary maintains insurance under various insurance policies, as shall be set forth in Section 4.21(b) of the Disclosure Schedule. The Company and each Subsidiary has complied with all terms and conditions of such policies, including premium payments, and such policies are in full force and effect. Neither the Company nor any Subsidiary has received:
(i) any notice of cancellation of any policy or binder of insurance required to be identified in Section 4.21(a) or (b) of the Disclosure Schedule or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. There is no claim pending by or on behalf of the Company or any Subsidiary against any of the insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which would be reasonably likely to give rise to any such claim. Neither the Company nor any Subsidiary has made any claims under any such policy at any time since September 29, 2001.

         4.22. Brokers.

         No Person acting on behalf of the Company, any Subsidiary, any Seller or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which the Buyer, the Company or any of its respective Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

         4.23. Product Liability.

         There has not been any recall of any product, substance or material produced, distributed or sold by or on behalf of the Business (each, a "Product"). To the Knowledge of the Company and each Seller, no Product contains a design or manufacturing defect that would reasonably be likely to have a Material Adverse Effect.

         4.24. Possession of Assets and Operation of Equipment.

         The tangible assets (including real and personal property) that are currently used in the Business are owned or leased by the Company or any Subsidiary and are in the possession or under the control of the Company or such Subsidiary. The material equipment of the Company is operating in the ordinary course of the Business, subject to normal maintenance and repair.

         4.25. Absence of Certain Business Practices.

         To the Knowledge of the Company and each Seller, neither the Company, any Subsidiary, nor any of its respective directors (or persons in similar positions) or executive officers, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or any Subsidiary has done business; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or any Subsidiary has done business, except where (i) such actions have not subjected, or would not reasonably be expected to subject the Company, any Subsidiary, or its respective executive officers or directors (or persons in similar positions) to any fine or penalty in any criminal or governmental litigation or proceeding,
(ii) if not given in the past, such actions would not reasonably be likely to have a Material Adverse Effect or (iii) if not continued in the future, such actions would not reasonably be likely to have a Material Adverse Effect.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

         As a material inducement to each Seller and the Company to enter into and perform its respective obligations under this Agreement, the Buyer hereby represents and warrants to each Seller and the Company as of the date of this Agreement and, except as otherwise provided herein, the Closing Date as follows:

         5.1. Incorporation and Good Standing.

         The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.

         5.2. Power and Authorization.

         The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under any other agreement, instrument or other document necessary to consummate the transactions contemplated herein (the "Buyer Closing Documents"). The execution, delivery and performance by the Buyer of this Agreement and the Buyer Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and, when executed and delivered as contemplated herein, each of the Buyer Closing Documents shall constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

         5.3. Validity of Contemplated Transactions.

         Neither the execution and delivery of this Agreement nor any other agreement, instrument or other document necessary to consummate the transactions contemplated herein by Buyer nor the consummation by the Buyer of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any material contract or agreement to which the Buyer is a party or by which it is bound or any law, permit, license, order, judgment or decree applicable to the Buyer or any provision of the charter or bylaws of the Buyer, except in each case, for such violations, conflicts, breaches, defaults or losses as would not adversely affect the Buyer's ability to consummate the transactions contemplated hereby in any material respect.

         5.4. Consents.

         Except for filings under the HSR Act and consents from the Buyer's lenders (the "Bank Consents") and certain Governmental Entities that regulate gaming, no consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution or performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not adversely affect the Buyer's ability to consummate the transactions contemplated hereby in any material respect.

         5.5. Relocation of Operations.

         The Buyer does not intend to relocate any significant portion of the operations of the Business currently located in Cincinnati, Ohio.

         5.6. Litigation.

         As of the date hereof, there is no pending action or Proceeding that has been commenced or, to the knowledge of the Buyer, threatened against the Buyer that may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.

         5.7. Sufficient Funds.

                  As of the Closing Date, the Buyer will have sufficient funds to effect the Closing as contemplated hereby.

         5.8. Brokers.

         No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee with respect to which the Company, any Seller or any of their respective Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

         5.9. SEC Filings; Financial Statements.

              (a) Except as set forth on Schedule 5.9 attached hereto, the Buyer has timely filed all forms, reports and documents required to be filed with the SEC since December 31, 2002 (collectively, the "SEC Reports"). The SEC Reports
(i) were prepared in accordance in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) The financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Buyer as at the respective dates thereof and the statements operations and cash flows of the Buyer for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

         5.10. Investment Representations.

              (a) The Buyer is acquiring the Purchased Securities for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a sale or distribution of the Securities. Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Securities by Buyer.

              (b) Buyer understands that (i) the Purchased Securities have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, (ii) the

Purchased Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and under any applicable state or other jurisdiction's respective securities laws, or an exemption therefrom, and that without an effective registration statement covering the Purchased Securities or an available exemption from registration under the aforementioned securities laws (including, without limitation, the Securities Act), the Purchased Securities must be held indefinitely and (iii) the Sellers do not have any obligation to register the Purchased Securities.

              (c) The Buyer acknowledges that the Buyer has sufficient knowledge and experience in finance and business matters that it is capable of evaluating the risks and merits of its investment in the Purchased Securities and the Buyer is able financially to bear the risks thereof. Buyer acknowledges that the representations and warranties contained in this Agreement, as modified by the Disclosure Schedule, shall be deemed to be the only representations and warranties made with respect to the Sellers, the Company, its Subsidiaries or the Bicycle Business.

         SECTION 6. COVENANTS OF THE PARTIES UNTIL CLOSING

         6.1. Conduct of Business Pending Closing.

         Except as shall be set forth in Section 6.1 of the Initial Disclosure Schedule or as otherwise expressly provided in this Agreement, between the date hereof and the Closing, without the prior written consent of the Buyer, the Company shall, and shall cause each Subsidiary to, operate its respective business only in the ordinary course consistent with past practices and shall, and shall cause each Subsidiary, to use commercially reasonable efforts to preserve intact its business organization and goodwill in all material respects, including, without limitation, the good will and relationships of the Company's and each Subsidiary's customers, suppliers, employees and vendors, and shall, and shall cause each Subsidiary to:

              (a) maintain its respective existence, and discharge debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with past practice and in compliance in all material respects with all applicable Laws, authorizations, and Contracts (including, without limitation, those identified in the Disclosure Schedule);

              (b) maintain its respective facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

              (c) maintain its respective books and records in accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders;

              (d) use commercially reasonable efforts to maintain its respective relations and goodwill with the landlords, suppliers, customers, employees and others having a business relationship with the Company or any Subsidiary; and

              (e) file, when due or required, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted.

         6.2. Negative Covenants.

         Except as shall be set forth in Section 6.2 of the Initial Disclosure Schedule, as otherwise expressly provided in this Agreement or as required by applicable Law, between the date hereof and the Closing, without the prior written consent of the Buyer, the Company shall not, and shall cause each Subsidiary not to:

              (a) other than issuances of shares of Common Stock upon exercise of the Outstanding Options or conversion of the Convertible Note, make any change in the Company's or such Subsidiary's authorized or issued capital stock or other securities, grant any option, warrant or other right to purchase or otherwise acquire any securities of the Company or any Subsidiary, issue or make any security convertible into capital stock, grant any registration rights, or purchase, redeem, retire or make any other acquisition of any shares of capital stock or other securities, declare or pay any dividend or other distribution upon any shares of capital stock or on any securities other than to the Sellers in an amount not to exceed, in the aggregate (together with any such dividends or distributions made from and after September 28, 2003), Four Million Five Hundred Thousand Dollars ($4,500,000);

              (b) amend (as applicable) the articles or certificate of incorporation, bylaws, articles or certificate of formation or organization, limited liability company or operating agreement, partnership agreement or other organizational document of the Company or any Subsidiary;

              (c) fail to pay or discharge when due any material liability or obligation of the Company or any Subsidiary, except any such liability or obligation that shall be contested in good faith;

              (d) make, enter into, amend in any material respect, renew, extend or terminate any agreement, commitment or transaction, including, without limitation, any Contract that shall be set forth in Section 4.14 of the Disclosure Schedule, other than (i) in the ordinary course of business and consistent with past practice, and (ii) where such agreement, commitment or transaction either (A) contemplates aggregate payments by the Company (together with any Subsidiary) thereunder of less than One Hundred Thousand Dollars ($100,000) or (B) is a casino contract or (C) has a term of less than one year;

              (e) enter into any Contract with any Seller or any Affiliate of any Seller;

              (f) make any material change in the conduct of the Business;

              (g) make any sale, assignment, transfer, abandonment or other conveyance of the assets of the Company or any Subsidiary or any part thereof, except transactions pursuant to existing contracts, as shall be set forth in the Disclosure Schedule, and dispositions of inventory or of worn-out or obsolete equipment and machinery, in each case in the ordinary course of business and consistent with past practice;

              (h) subject any of the assets of the Company or any Subsidiary, or any part thereof, to any Encumbrance, other than such Encumbrances as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the assets of the Company or any Subsidiary;

              (i) acquire any assets, raw materials or properties other than in the ordinary course of business and consistent with past practice;

              (j) enter into any new (or amend any existing) Plan or employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any Plan), or grant any increase in the compensation payable or to become payable to any employee whose base compensation is in excess of $75,000 per annum, except in accordance with pre-existing contractual provisions;

              (k) without notifying the Buyer in writing at least five (5) business days prior thereto, except in the ordinary course of business and consistent with past practice, make any material revaluation of any of the assets, including, without limitation, writing off or writing down the value of notes, accounts receivable or inventory;

              (l) make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting with respect to Taxes;

              (m) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

              (n) settle, release or forgive any claim or litigation or waive any right, in an amount greater than $50,000, in each case in the ordinary course of business and consistent with past practice;

              (o) enter into any real property lease, sublease or occupancy agreement or assign or sublet any existing real property lease, sublease or occupancy agreement;

              (p) make any distributions or payments to any Seller or any of its Affiliates, including, without limitation, any director (or person in a similar position), officer, employee, agent, consultant or vendor of any Seller or any of its Affiliates, or of the Company or any Subsidiary (to the extent that any such Person is an Affiliate of any Seller), in each case, except in accordance with pre-existing contractual provisions and consistent with past practice;

              (q) make any change in the accounting principles or policies of the Company or any Subsidiary;

              (r) make (in a single transaction or a series of transactions) any capital expenditures in excess of $75,000, or make additions to property, plant and equipment used in the operations of the Business other than in the ordinary course of business and consistent with past practice; or

              (s) agree or commit to do any of the foregoing.

         6.3. Access.

         The Buyer and its respective officers, directors, attorneys, accountants and representatives, and the Buyer's lenders and their officers, directors, attorneys, accountants and representatives, shall be permitted to examine the property, books and records of the Company and each Subsidiary, and such officers, directors, attorneys, accountants and representatives shall be afforded reasonable access during normal business hours to such property, books and records upon reasonable prior notice and each Seller shall furnish promptly to the Buyer all other information concerning the Business, its properties and its personnel as the Buyer may reasonably request.

         6.4. Consents.

              (a) Prior to the Closing, the Company and the Buyer shall use commercially reasonable efforts to obtain all consents, permits, approvals of, and exemptions by, any Governmental Entity or third party necessary or desirable for the consummation of the transactions contemplated by this Agreement as shall be set forth in Section 6.4 of the Disclosure Schedule (the "Material Consents"). The Company shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entity in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, the timely furnishing to the Buyer of all information concerning any such Seller, the Company, or any Subsidiary that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

              (b) In the event that (i) as of the Termination Date (as defined below), the Governmental Entity primarily responsible for regulating gaming in the State of Louisiana shall have not approved the consummation of the transactions contemplated hereby, (ii) the Closing shall have not occurred as of the Termination Date, (iii) not less than five (5) business prior to the Termination Date, the Seller Representative notifies the Buyer in writing that the Sellers wish to extend the term of this Agreement beyond the Termination Date (in which notice the Seller Representative shall certify to the Buyer as to the amount of the aggregate Material Consent Costs incurred by the Sellers as of the date of such notice), and (iv) the Buyer refuses to so extend the term of this Agreement due to its unwillingness to wait until such approval of such Governmental Entity is obtained, the Buyer shall pay to the Company an amount equal to the aggregate Material Consent Costs incurred by the Company as of the Termination Date.

         6.5. HSR Act.

              Each party hereto hereby undertakes and agrees to file as soon as practicable, and in any event within thirty (30) days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice, Antitrust Division (the "Antitrust Division"), and to make any other applicable competition filing or notifications required by any other governmental authority as promptly as practicable. Each party hereto shall (as applicable): (a) respond in a commercially reasonable manner and as promptly as practicable to any formal or informal inquiries received from the FTC or the Antitrust Division for additional information or documentary materials, and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust or competition matters; (b) take all commercially reasonable steps to seek early termination of any applicable waiting period under the HSR Act or any similar laws and to obtain all required approvals; and (c) refrain from entering into any agreement with the FTC or the Antitrust Division or any governmental authority not to consummate or delay consummation of or to give notice of consummation other than as required by law, of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Each party hereto shall promptly notify each other party hereto of any written or oral communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental authority and shall permit each such other party or its counsel to review in advance any proposed written communication or response to any of the foregoing. Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Buyer, any Seller, the Company, any Subsidiary nor any of its respective Affiliates shall be required to: (a) divest or hold separate or otherwise take or commit to take any action that limits the Buyer's freedom of action with respect to, or its ability to retain, the Company or any Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of the Buyer, the Company, or any Subsidiary, without the Buyer's prior written consent; or (b) commence any litigation against any entity in order to facilitate the consummation of any of the transactions contemplated hereby.

         6.6. No Solicitation.

              (a) Neither any Seller, the Company, any Subsidiary nor any of its or their respective Affiliates shall, and each of the foregoing shall not allow any Person acting on its behalf to, directly or indirectly, continue, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than the Buyer and its representatives in connection with the transactions contemplated by this Agreement) concerning any sale of assets (other than in the ordinary course of its business and consistent with past practice) or any securities of the Company (including, without limitation, the Purchased Securities and the Put/Call Shares) or any Subsidiary or any merger, consolidation, recapitalization, liquidation or similar transaction involving the Company or any Subsidiary (collectively, an "Acquisition Transaction").

              (b) Each Seller and the Company shall, and the Company shall cause each Subsidiary to, promptly communicate to the Buyer the terms of any proposal that it may receive after the date of this Agreement in respect of an Acquisition Transaction. Any notification under this Section 6.6 shall include the identity of each Person making such proposal, the terms of such proposal and any other information with respect thereto as the Buyer may request.

              (c) The Company and each Seller hereby agree that a monetary remedy for a breach of the agreements set forth in this Section 6.6 will be inadequate and impracticable, and that any such breach would cause the Buyer and its Affiliates irreparable harm. In the event of a breach of this Section 6.6, in addition to any other remedies available to the Buyer, the Buyer shall be entitled to seek equitable remedies in a court of competent jurisdiction, including, without limitation, the equitable remedy of specific performance with respect to the transactions set forth in this Agreement, and shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.

         6.7. Interest in Purchased Securities.

                  From and after the date hereof, without the prior written consent of the Buyer, no Seller shall in any manner sell, assign, convey, transfer, lease, pledge, mortgage or dispose of, or otherwise take any action that may result in the incurrence or suffering of any Encumbrance on or relating to, any Purchased Securities.

         6.8. Custody of Purchased Securities.

              As soon as practicable, but in no event more than thirty (30) days, after the date that the Buyer accepts the contents of the Initial Disclosure Schedules pursuant to Section 6.9, each Seller shall place in the custody of the Seller Representative for the purpose of effecting the Closing as contemplated hereby all of the Purchased Securities set forth opposite such Seller's name on Schedule I attached hereto, together with all items required pursuant to Section 9.2(a).

         6.9. Disclosure Schedule.

              (a) On or before March 25, 2004, the Company and the Seller Representative shall deliver an initial Disclosure Schedule (the "Initial Disclosure Schedule") to the Buyer, which Initial Disclosure Schedule shall, subject to the provisions of this Section 6.9, be updated from time to time up to the Closing (the Initial Disclosure Schedule, as so updated as of the Closing, the "Closing Disclosure Schedule"). Each exception set forth in any Disclosure Schedule and each other response to this Agreement set forth in any Disclosure Schedule shall be in reasonable detail and identified by reference to, or shall be grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception or if the application to another section is clearly apparent from such disclosure, shall relate only to such section. The inclusion of any information in any Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be set forth therein or that such information is material to the Company, the Sellers or the Business. Capitalized terms used and not otherwise defined in any Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.

              (b) The Buyer shall notify the Company and the Seller Representative of the Buyer's acceptance of the contents of the Initial Disclosure Schedule on or before the later of (i) March 10, 2004 or (ii) five
(5) business days after the Buyer's receipt of the Initial Disclosure Schedule (in accordance with Section 6.9(a)). In the event that the Buyer notifies the Company and the Seller Representative of its refusal to accept the Initial Disclosure Schedule, the Buyer, the Company and the Seller Representative shall negotiate in good faith as to the manner in which the Initial Disclosure Schedule or the terms of this Agreement may be revised so as to be acceptable to the Buyer. In the event that such parties agree as to the contents of the Initial Disclosure Schedule, whether or not revised in accordance with this
Section 6.9(b), such Initial

Disclosure Schedule, as so agreed, shall be deemed the Initial Disclosure Schedule for all purposes hereunder. In the event that such parties are unable to agree as to the contents of the Initial Disclosure Schedule and the Buyer continues to have good faith objections to the contents of the Disclosure Schedule, either the Buyer or both the Company and the Seller Representative may terminate this Agreement.

              (c) From and after the delivery of the Initial Disclosure Schedule (as finally agreed upon pursuant to Section 6.9(b)), until the delivery of the Closing Disclosure Schedule to the Buyer as provided in Section 6.9(d), within five (5) business days after the Company or the Seller Representative obtains Knowledge of any change in facts or circumstances, or of any event, that has occurred since the date of such delivery, required to be set forth in the Disclosure Schedule to make any representation or warranty of the Company or the Sellers contained herein true and correct, the Company and the Seller Representative shall deliver to the Buyer an updated Disclosure Schedule (each, an "Updated Disclosure Schedule") disclosing such changes or events.

              (d) Not less than five (5) business days prior to the Closing, the Company and the Seller Representative shall deliver to the Buyer the Closing Disclosure Schedule. Within two (2) business days after the Buyer's receipt of the Closing Disclosure Schedule, the Buyer shall notify the Company and the Seller Representative if the Buyer believes that any matters disclosed in the Closing Disclosure Schedule (and that was not previously disclosed in the Initial Disclosure Schedule) constitute Events Outside of the Ordinary Course. In the event that such notice is so given, the Buyer, the Company and the Seller Representative shall seek in good faith to determine whether such item is an Event Outside of the Ordinary Course, but the failure to complete such determination prior to the Closing shall not delay the Closing.

              (e) The Closing Disclosure Schedule shall modify the representations and warranties made by the Sellers and the Company as of the Closing Date for the purposes of (i) satisfying the closing conditions set forth in Section 7.2; and (ii) determining the accuracy and completeness of (A) the representations and warranties made by the Company or the Sellers herein as of the Closing Date and (B) the certificates delivered by the Company and the Sellers pursuant to Sections 7.2 and 9.2(e) certifying that such representations and warranties are correct as of the Closing Date. Notwithstanding the preceding sentence in this Section 6.9(e), without the prior written consent of the Buyer, nothing contained in any Updated Disclosure Schedule or the Closing Disclosure Schedule shall: (i) prohibit the Buyer from exercising or otherwise affect any rights it may otherwise have under Section 7.6 or 7.9; or (ii) cure any breach hereunder existing at the time of the Buyer's acceptance of the Initial Disclosure Schedule (as provided in Section 6.9(b)), it being understood that the Buyer's acceptance of any Updated Disclosure Schedule or the Closing Disclosure Schedule shall not be deemed a waiver of any such breach.

              (f) In the event of any inconsistency between statements in the body of this Agreement and statements in any Disclosure Schedule (excluding exceptions expressly set forth in such Disclosure Schedule with respect to representations or warranties herein, which, subject to Section 6.9(e), shall modify such representations or warranties to the extent set forth in Section 6.9(a)), the statements in the body of this Agreement shall control.

         6.10. Monthly Financials.

         The Company shall, no later than the tenth day following completion of each calendar month commencing with February, 2004, and prior to the Closing Date, deliver to the Buyer its internally generated profit and loss statement, balance sheet and cash flow statement, each prepared in accordance with GAAP (except for normal year-end adjustments and the omission of footnote disclosures required by GAAP) on a monthly basis (the "Monthly Statements"), in each case in a form consistent with past practice.

         6.11. Preservation of Earnings.

         From and after the Earnings Preservation Date, the Company shall not pay any dividends.

         6.12. Estimate of Closing Date Deductions.

         Not less than two (2) business days prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate of the Closing Date Deduction (a "Closing Estimate"), which shall be used for the calculation of the Purchase Price. Following the Closing Date, either the Buyer or the Seller Representative may seek to adjust the Closing Estimate pursuant to the procedures set forth in Exhibit A hereto (the provisions of which Exhibit A shall be as agreed upon in good faith by the Buyer, the Company and the Seller Representative promptly after the date hereof), and any such adjustment and corresponding adjustment, if any, to the Adjusted Equity Value and Purchase Price will be governed by such procedures set forth in such Exhibit A.

         6.13. Outstanding Options.

         The Company and the Sellers holding Outstanding Options shall use their respective commercially reasonable efforts to cause all Outstanding Options to be exercised, converted or otherwise cancelled or extinguished as of the Closing.

         6.14. Indebtedness.

         The Company shall use commercially reasonable efforts to obtain payoff letters and other written documents evidencing the complete and irrevocable release, as of the Closing Date and after giving effect to the payments contemplated by the Payment Instructions (as defined below) in accordance with
Section 9.4, of the Company and each Subsidiary (other than the Spanish Subsidiary) from any and all obligations and Encumbrances under and in connection with any Indebtedness, including, without limitation, the release of all liens or security interests upon or in any of the respective properties and assets of the Company or any Subsidiary (other than the Spanish Subsidiary) arising under or in connection with such Indebtedness.

         6.15. Withholdings.

         The Buyer shall have the right to withhold from the Contingent Payment (if any) and, after consultation with professional advisors, will pay out of such Contingent Payment to the relevant Tax authority, any and all Taxes required to be withheld in connection with the

Contingent Payment pursuant to applicable Law. The Buyer shall pay out of the Contingent Payment (if any) to the relevant Tax authority the employer's share of any employment taxes due in connection with the Contingent Payment pursuant to applicable Law.

         SECTION 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Unless waived by the Buyer, the obligation of the Buyer to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         7.1. Deliveries at Closing.

         Each Seller shall have delivered, or caused to be delivered, to the Buyer all items required pursuant to Section 9.2.

         7.2. Representations and Warranties.

              (a) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing a specific reference to a materiality qualification, which, giving effect to such specific reference, shall be true and correct in all respects), and the Buyer shall have received a certificate, dated the Closing Date to that effect, signed, on behalf of the Company, by the Chief Executive Officer or President of the Company.

              (b) The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing a specific reference to a materiality qualification, which, giving effect to such specific reference or qualification, shall be true and correct in all respects), and the Buyer shall have received a certificate, dated the Closing Date to that effect, signed, on behalf of the Sellers, by the Seller Representative.

         7.3. Performance of Covenants.

              (a) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Buyer shall have received a certificate dated the Closing Date to that effect signed, on behalf of the Company, by the Chief Executive Officer or President of the Company.

              (b) Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Buyer shall have received a certificate dated the Closing Date to that effect signed, on behalf of the Sellers, by the Seller Representative.

         7.4. Approvals.

              (a) All Material Consents shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the Closing Date;

              (b) All waiting periods applicable under the HSR Act shall have expired or been terminated; and

              (c) Any other governmental consent, authorization or filing requirement required for the Buyer to consummate the transactions contemplated by this Agreement shall have been obtained or otherwise complied with.

         7.5. Legal Matters.

         The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no Proceeding shall have been brought by any Person (other than the Buyer or an Affiliate of the Buyer) which questions the validity or legality of this Agreement or the transactions contemplated herein.

         7.6. Closing Disclosure Schedule.

         The Company and the Seller Representative shall have delivered the Closing Disclosure Schedule to the Buyer in accordance with Section 6.9, which Closing Disclosure Schedule shall have not revealed any event, change or effect since the date of the Initial Disclosure Schedule (as finally agreed upon pursuant to Section 6.9(b)) that has had or would reasonably be likely to have a material adverse effect on the operations, properties, prospects or condition (financial or otherwise) of the Company and any Subsidiary, taken as a whole.

         7.7. Derivative Securities.

         All Outstanding Options shall have been exercised, converted or otherwise cancelled or extinguished.

         7.8. Release of Indebtedness.

         The Buyer shall have received evidence reasonably satisfactory to it of the payoff of the Indebtedness in accordance with Section 9.4, and of the complete and irrevocable release, as of the Closing Date and after giving effect to the payments contemplated by the Payment Instructions in accordance with
Section 9.4, of the Company and each Subsidiary (other than the Spanish Subsidiary) from any and all obligations or Encumbrances under and in connection with the any Indebtedness including, without limitation, the release of all liens or security interests upon or in any of the respective properties and assets of the Company or any Subsidiary (other than the Spanish Subsidiary) arising under or in connection with such Indebtedness.

         7.9. No Material Adverse Effect.

         Without regard to any matter disclosed or otherwise set forth in any Disclosure Schedule (other than any matter disclosed or otherwise set forth in the Initial Disclosure

Schedule, as finally agreed upon pursuant to Section 6.9(b)), since the date hereof, there shall not have occurred any event or condition which has had or would reasonably be expected to have a Material Adverse Effect.

         7.10. Stockholders Agreement.

         The Company's Stockholders Agreement, as amended and in effect as of the date hereof, shall have been terminated and shall have no force or effect.

         SECTION 8. CONDITIONS PRECEDENT TO SELLERS' AND THE COMPANY'S
                    OBLIGATIONS

         Unless waived by the Seller Representative the obligation of any Seller to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1. Deliveries at Closing.

         The Buyer shall have delivered, or caused to be delivered, to the Seller Representative all items required pursuant to Section 9.3.

         8.2. Representations and Warranties.

         The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing a specific reference to a materiality qualification, which, giving effect to such specific reference, shall be true and correct in all respects), and the Seller Representative shall have received a certificate dated the Closing Date to that effect, signed, on behalf of the Buyer, by an authorized officer of the Buyer.

         8.3. Performance of Covenants.

         The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Seller Representative shall have received a certificate dated the Closing Date to that effect signed, on behalf of the Buyer, by an authorized officer of the Buyer.

         8.4. Approvals.

              (a) All waiting periods applicable under the HSR Act shall have expired or been terminated; and

              (b) Any other material governmental consent, authorization or filing requirement for the Sellers to consummate the transactions contemplated by this Agreement shall have been obtained or otherwise complied with.

         8.5. Legal Matters.

              The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction, and no Proceeding questioning the validity or legality of the Put and Call Agreement or Buyer's ability to consummate the transactions set forth therein, shall have been brought, or to the Knowledge of Buyer or the Company, threatened.

         SECTION 9. CLOSINGS

         9.1. Time and Place of Closing.

         The closing of the purchase and sale of the Purchased Securities (the "Closing") pursuant to this Agreement shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, within two
(2) business days following the satisfaction or waiver of the conditions to the Closing set forth in Section 7 and Section 8, or at such other date, time or place as may be agreed to by the Buyer and the Seller Representative (the date on which the Closing occurs, the "Closing Date"). Subject to Section 10, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

         9.2. Deliveries at the Closing by the Sellers.

         At the Closing, in addition to the other actions contemplated elsewhere herein, each Seller and the Company (as applicable) shall deliver or cause to be delivered to the Buyer:

              (a) all certificates and other instruments evidencing or otherwise representing the Purchased Securities to be purchased from such Seller at the Closing (as set forth on Schedule I attached hereto), free and clear of all Encumbrances, accompanied by a power duly executed in blank and sufficient to convey to the Buyer good and valid title in and to such Purchased Securities, together with all accrued benefits and rights attaching thereto;

              (b) a counterpart of a non-compete agreement, in a form satisfactory to the Buyer, duly executed by each Person who shall be set forth on Exhibit B hereto (the contents of which Exhibit B shall be as agreed upon in good faith by the Buyer, the Company and the Seller Representative promptly after the date hereof);

              (c) a counterpart of an employment agreement, in a form satisfactory to the Buyer, duly executed by each Person who shall be set forth on Exhibit C hereto (the contents of which Exhibit C shall be as agreed upon in good faith by the Buyer, the Company and the Seller Representative promptly after the date hereof);

              (d) a certificate, dated the Closing Date, executed, on behalf of the Company, by the Secretary or an Assistant Secretary of the Company and, on behalf of the Sellers, by the Seller Representative certifying as of the Closing Date the following: (i) copies, certified by the appropriate governmental authority as of a date not more than thirty (30) days prior to the Closing Date, of the certificate of incorporation of the Company and all amendments thereto;
(ii) copies of the bylaws of the Company, as amended; (iii) copies of resolutions of the board of directors the Company authorizing the execution and delivery of this Agreement and any other agreement, instrument or other document necessary for the Company to consummate the transactions contemplated hereby; (iv) the due authorization of each Seller to execute and deliver this Agreement and any other agreement, instrument or other document necessary for the Sellers to consummate the transactions contemplated hereby; (v) the name, title and incumbency of, and bearing the signatures of, the officers of the Company authorized to execute and deliver this Agreement and any other agreement, instrument or document necessary for the Company to consummate the transactions contemplated hereby; and (vi) the name, title and incumbency of, and bearing the signature of, the Seller Representative;

              (e) the certificates required as conditions to the Buyer's obligation to effect the Closing under Sections 7.2 and 7.3;

              (f) a legal opinion from Kohnan & Patton LLP, counsel to certain of the Sellers, dated as of the Closing Date, stating that such opinion may be relied upon by the Buyer's lenders and in form and substance reasonably satisfactory to the Buyer;

              (g) a certificate, dated the Closing Date, executed, on behalf of the Company, by the Chief Executive Officer and Chief Financial Officer of the Company certifying as of the Closing Date that the Company EBITDA for the twelve
(12) month period ending on the last day of the calendar month immediately preceding the Closing Date was not less than Thirty Million Dollars ($30,000,000); and

              (h) such other documents and instruments as the Buyer may reasonably request.

         9.3. Deliveries at the Closing by the Buyer.

         At the Closing, in addition to the other actions contemplated elsewhere herein, the Buyer shall deliver or cause to be delivered to the Seller
Representative:

              (a) in accordance with Section 2.l(b), the Purchase Price, by wire transfer in immediately available funds or by certified or bank cashiers' check payable to the order of the Seller Representative;

              (b) a certificate, dated the Closing Date, executed, on behalf of the Buyer, by the Secretary or an Assistant Secretary of the Buyer certifying as of the Closing Date the following: (i) copies of resolutions of board of directors of the Buyer authorizing the execution and delivery of this Agreement and any other agreement, instrument or other document necessary to consummate transactions contemplated hereby; and (ii) the name, title and incumbency of, and bearing the signatures of, the officers of the Buyer authorized to execute and deliver this Agreement and any other agreement, instrument or document necessary to consummate the transactions contemplated hereby; and

              (c) the certificate required as a condition to the Seller's obligation to close under Sections 8.2 and 8.3 (the "Buyer Closing Certificate");

              (d) the fully executed, operational Irrevocable Letter of Credit (as defined below) in a form acceptable to the Company; and

              (e) a legal opinion from Willkie Farr & Gallagher LLP, counsel to Buyer, stating that such opinion may be relied upon by the Sellers and in form and substance reasonably satisfactory to the Seller Representative.

         9.4. Indebtedness Payoff.

         Two (2) business days prior to the Closing Date, the Company and the Seller Representative shall provide written payment instructions to the Buyer, together with a payoff letter from each lender in respect of the Indebtedness (together, the "Payment Instructions"), directing the Buyer to (a) pay an amount equal to the Indebtedness (other than the indebtedness of the Spanish Subsidiary) (such amount to be paid, the "Pay-Off Amount") to such account or accounts of any such lenders as Seller shall designate in the Payment Instructions, and (b) pay the balance of the Purchase Price (in accordance with Section 2.1(b)) to such account of the Sellers as the Seller Representative shall designate in the Payment Instructions. In such event, the Closing shall be deemed to have occurred in the following order: (i) the Pay-Off Amount shall be deemed to have first been paid by the Buyer to the Sellers; (ii) the Sellers shall be deemed to have remitted the Pay-Off Amount to the Company, and the Company shall be deemed to have next remitted the Pay-Off Amount to each such lender in order to satisfy the Indebtedness; (iii) the Buyer shall be deemed to have next paid the balance of the Purchase Price (in accordance with Section 2.1(b)) to the Sellers; and (iv) the Sellers shall be deemed to have next delivered the Purchased Securities to the Buyer.

         SECTION 10. TERMINATION AND ABANDONMENT

         10.1. Termination.

         This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

              (a) by the Buyer or the Seller Representative if the Closing has not occurred by August 31, 2004 or such other date agreed upon by the Buyer and the Seller Representative (the actual date of such termination, the "Termination Date");

              (b) by mutual written consent of the Buyer, the Company and the Seller Representative;

              (c) by the Buyer, if there has been a material breach of any representation, warranty, agreement or covenant of any Seller or the Company, which breach shall have not been cured within thirty (30) days after written notice thereof from the Buyer;

              (d) by the Company and the Seller Representative, if there has been a material breach of any representation, warranty, agreement or covenant of the Buyer, which breach shall have not been cured within thirty (30) days after written notice thereof from the Seller Representative or the Company;

              (e) by either the Buyer or both the Company and the Seller Representative pursuant to Section 6.9(b); or

              (f) by the Buyer or the Company if, on or before March 25, 2004 (or such later date agreed upon by the Buyer and the Company), (i) the Sellers and the Put/Call Holders holding Purchased Securities and Put/Call Shares (as applicable) representing, in the aggregate, 100% of the outstanding capital stock of the Company (on a fully diluted basis) shall have not executed and delivered the Power of Attorney, or (ii) the Seller Representative shall have not duly executed and delivered this Agreement or the Put and Call Agreement.

         10.2. Procedure for Termination.

         Each party hereto terminating this Agreement pursuant to Section 10.1 shall give written notice thereof to each other party hereto, whereupon this Agreement (other than this Section 10.2 and Section 12.3 and Section 14 (excluding Section 11.1)) shall terminate and the transactions contemplated herein shall be abandoned without further action by any party and there shall be no liability on the part of any party; provided, however, that if such termination is by the Buyer or the Company and Sellers pursuant to Section 10.1(c), 10.1(d) or 10.1(e), as the case may be, and results from (a) the deliberate failure of any party to fulfill a condition of performance of the obligations of the other party under this Agreement, (b) the failure of any party to perform a material covenant under this Agreement, or (c) the material breach by any party of any representation or warranty contained in this Agreement, and, at the time of termination the terminating party was not in breach of its obligations under this Agreement such that the non-terminating party would have been entitled to terminate this Agreement, such non-terminating party shall be liable for any damages incurred or suffered by the other party as a result of such failure or breach; and provided, further, that if the Closing does not occur, no party may bring any legal action, suit or Proceeding relating to any claimed breach or violation of this Agreement, excluding a breach of
Section 6.6, unless such party has first terminated this Agreement in accordance with this Section 10. No claim for indemnification may be asserted by Buyer after the expiration of the applicable representation, warranty or covenant, but any such claim theretofore asserted may be pursued after such expiration.

         SECTION 11. INDEMNIFICATION

         11.1. Survival of Representations, Warranties and Covenants and Certain Claims.

         The representations and warranties contained in this Agreement shall survive the Closing solely for the purposes of Sections 11.2(a), 11.2(b) and 11.2(c) until March 31, 2006 and shall thereafter terminate (and any claim relating to the subject matter of any such representation or warranty must be made on or before such date or such claim shall be deemed to have been waived), except that (a) the representations and warranties contained in Sections 4.10 shall survive the Closing until all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations (by which time any such claim shall have been made or such claim shall be deemed to have been waived), and (b) the representations and warranties contained in Sections 3.2, 3.4, 4.2, 4.3, 4.22, 5.2 and 5.8 shall survive the Closing (and any claim with respect to the subject matter thereof may be made) indefinitely. The covenants contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative, except that any monetary claim for a breach of any covenant to be performed prior to the Closing must be made on or before March 31, 2006 or such monetary claim shall be deemed to have been waived. No claim for indemnification hereunder may be asserted after the expiration of the period during which such claim may be made as provided herein, but any such claim theretofore asserted may be pursued after such expiration. In the event that the Buyer is entitled to indemnification with respect to any such claim, the Buyer shall promptly provide written notice to the Seller Representative of such claim as provided in Section 14.4; provided, however, that except as provided in the immediately preceding sentence or to the extent that the indemnifying party is otherwise prejudiced thereby, failure or delay to give such written notice shall not affect an indemnifying party's liability under this Section 11.

         11.2. Indemnity.

              (a) Subject to any applicable limitations set forth in this
Section 11, each Seller shall severally, but not jointly, indemnify and hold harmless the Buyer and its officers, directors, employees, stockholders, representatives, agents, Affiliates, successors and assigns (collectively, the "Buyer Indemnified Parties") from and against any Loss or Losses (each, an "Individual Loss") sustained or required to be paid by any of such Buyer Indemnified Parties resulting from or in connection with (i) any misrepresentation or breach of any representation or warranty made by such Seller in Section 3 or in such Seller's Closing Documents or (ii) such Seller's breach of the covenants contained in Section 6.6, 6.7 or 6.8.

              (b) Subject to any applicable limitations set forth in this
Section 11, each Seller shall severally, but not jointly, indemnify and hold harmless the Buyer Indemnified Parties from and against any Loss or Losses (each, a "Several Loss") sustained or required to be paid by any of such Buyer Indemnified Parties resulting from or in connection with: (i) with respect to any period up to and including the Closing Date, any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or in the Company Closing Documents; (ii) any breach of or failure to perform any covenant, agreement or obligation of the Company contained in this Agreement with respect to any period up to and including the Closing Date; (iii) any liability of the Company or any Subsidiary under or in connection with (A) any employee change-in-control payments arising solely as a result of the transactions contemplated hereby (except in the case of an involuntary termination (other than for cause) by the Company of any relevant employee's employment with the Company) after the Closing, (B) the litigation that shall be described in items (a) and (b) of Section 4.11 of the Disclosure Schedule, (C) Events Outside of the Ordinary Course, and (D) the Deposit Expenses, (iv) an amount equal to any positive Closing Deduction Adjustment; and (v) all liabilities for Taxes of the Company or any Subsidiary attributable to a Pre-Closing Tax Period (as defined below), to the extent that such Tax was not taken into account in the determination of the Purchase Price pursuant to
Section 2.l(a), by virtue of being reflected in one or more elements of the Closing Date Deduction, as ultimately determined after taking into account the Closing Deduction Adjustment. The liability of the Sellers pursuant to the foregoing clause (v) shall be reduced by the present value of any reduction in Taxes realized in a Post-Closing Tax Period arising from the adjustments that gave rise to the indemnified taxes. For purposes of this Agreement, "Post-Closing Tax Period" shall mean any taxable period commencing after the Closing Date and the portion commencing after the Closing Date of any taxable period that includes (but does not end on) the Closing Date. The present value of any such reduction shall be determined (i) for completed years based on the Tax Returns as filed, taking into account any Tax benefits actually realized from the adjustments, (ii) for other years, by assuming that the Company will utilize any deductions in the first year available and will pay Tax at the highest marginal rates applicable to corporations, taking into account the deductibility of such Taxes, and (iii) using a discount rate equal to the federal underpayment rate as in effect from time to time.

              (c) Subject to any applicable limitations set forth in this
Section 11, the Buyer and, from and after the Closing, the Company shall jointly and severally indemnify and hold harmless each Seller and its officers, directors, employees, stockholders, members, representatives, agents, successors and assigns (collectively, the "Seller Indemnified Parties") from and against any Loss or Losses sustained or required to be paid by any of such Seller Indemnified Parties resulting from or in connection with: (i) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement, the Buyer Closing Documents or the Buyer Closing Certificate;
(ii) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement; (iii) any breach, only to the that such breach shall have occurred after the Closing, of any covenant, agreement or obligation of the Company contained in this Agreement; (iv) an amount equal to any negative Closing Deduction Adjustment; and (v) any breach of the covenants set forth in
Section 6.15.

              (d) In the event that any Buyer Indemnified Party or Seller Indemnified Party hereunder is entitled to indemnification with respect to any Loss or potential Loss arising from any Proceeding, judicial or administrative, instituted by any third party (any such third-party Proceeding being referred to as a "Third-Party Claim"), the indemnified party shall give the indemnifying party prompt notice thereof (in the case of any Seller, such notice shall be provided to the Seller Representative), together with copies of all notices and documents (including court papers) in the possession of the indemnified party relating to such Third-Party Claim. Any failure or delay on the part of the indemnified party to give such notice shall not affect whether an indemnifying party is liable hereunder except and to the extent that the indemnifying party is prejudiced thereby (or if the time to assert any claim for indemnity hereunder that is the subject of such notice has expired as provided herein). The indemnifying party shall be entitled to control, contest and defend such Third-Party Claim; provided that the indemnifying party provides evidence reasonably satisfactory to the indemnified party that the indemnifying party has (and will continue to have) adequate financial resources to pay the costs associated with defending such Third-Party Claim. Within fifteen (15) days following the receipt of notice by the indemnifying party of any Third-Party Claim and such additional documentation or information relating to such Third-Party Claim in the possession of the indemnified party that the indemnifying party requests, the indemnifying party shall provide notice to the indemnified party of its election to assume control of the defense of such Third- Party Claim in accordance with the provisions of this Section 11.2. The indemnifying party shall conduct the defense of such claim through counsel reasonably acceptable to the indemnified party. So long as the indemnifying party is conducting the defense of the Third-Party Claim in accordance with this
Section 11.2, the indemnified party shall be entitled, at its own cost and expense (which expense shall not constitute a Loss unless counsel for the indemnified party advises in writing that there is a conflict of interest, and only to the extent that such expenses are reasonable) to participate in, but not control, such contest and defense and to be represented by attorneys of its or their own choosing. In the event that the indemnifying party (i) elects not to control, contest and defend such Third-Party Claim, or (ii) fails to notify the indemnified party within the required time period of its election as provided in this Section 11.2, the indemnified party may control, contest and defend such Third-Party Claim at the cost and expense of the indemnifying party, provided that the indemnified party shall defend the Third-Party Claim in good faith; and provided, further, that the indemnifying party may assume within a reasonable period of time under the circumstances its right to control, contest and defend such Third-Party Claim upon providing written notice thereof to the indemnified party, and thereafter the indemnifying party shall not be liable for the fees and expenses of the indemnified party's counsel (except for such reasonable fees and expenses as are incurred in the transition of such defense to the indemnifying party). If the indemnifying party assumes the defense of any Third-Party Claim, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding anything in this Section 11.2(d) to the contrary, with respect to the Third-Party Claim specified in Section 11.2(b )(iii )(B ), (1) no Seller shall be permitted to control, contest and defend such claim, (2) the Sellers shall be entitled, at their own cost and expense, to participate in the contest and defense of such claim and to be represented by attorneys of their own choosing, and (3) no compromise or settlement of such claim may be effected by the indemnified party without the consent of the Seller Representative, which consent shall not be unreasonably withheld. Each party hereto shall cooperate and cause their respective Affiliates to cooperate in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

              (e) Subject to any applicable limitations set forth in this
Section 11, with respect to claims under or relating to this Agreement pursuant to which the Sellers shall be obligated to indemnify any Buyer Indemnified Party under this Section 11, each Seller shall be liable only for that portion of such Losses relating to such claims in an amount equal to: (i) with respect to Individual Losses, all such Individual Losses attributable to such Seller; and
(ii) with respect to Several Losses, all such Several Losses multiplied by such Seller's Indemnification Percentage.

              (f) Subject to any applicable limitations set forth in this
Section 11, at the time that any Buyer Indemnified Party is entitled (in accordance with the terms and conditions of this Section 11) to indemnity pursuant to Section 11.2(a) or 11.2(b), it shall recover or collect any amounts to be paid by one or more Sellers under this Section 11 as follows:

                   (i) With respect to any Individual Loss, the Buyer Indemnified Party shall first seek to recover such Loss directly from the Seller or Sellers responsible for such Individual Loss (each a "Liable Seller"). If any amount of such Loss remains unsatisfied after the Buyer Indemnified Party has used its commercially reasonable efforts to fully recover the entirety of such Loss directly from the Liable Seller or Sellers, the Buyer Indemnified Party may recover some or all of any such Loss still outstanding from the Holdback Amount, subject to the following conditions:

                        (A) Any such recovery against the Holdback Amount can only occur at the time a release payment of the Holdback Amount is to be made pursuant to Section 12.6.

                        (B) The Buyer Indemnified Party may withhold from a release payment in respect of any claim for such Loss up to, but not more than, the full amount of any Liable Seller's pro-rata share of that release payment. A Liable Seller's pro-rata share of any release payment shall be equal to the product of (1) the total amount of the release payment to be made to all Sellers, multiplied by (2) such Liable Seller's Indemnification Percentage. The Buyer Indemnified Party may not withhold any amount of the Liable Seller's pro-rata share above what is reasonably necessary or estimated to fully satisfy the unsatisfied portion of the Individual Loss.

                        (C) At the time any release payment is made to the Seller Representative pursuant to Section 12.6, the Buyer Indemnified Party shall provide the Seller Representative with a written notice identifying any amounts withheld from such release payment to satisfy an Individual Loss. The notice shall identify the Liable Seller or Sellers responsible for the Individual Loss and shall list with respect to each such Liable Seller both the amount of the release payment that (to the Knowledge of the Buyer) such Liable Seller was entitled to and the amount that the Buyer Indemnified Party withheld from such release payment. Upon distributing the release payment to the Sellers, the Seller Representative shall only pay any Liable Seller so identified the difference, if any, between the amount of the release payment such Liable Seller was to receive and the amount that the Buyer Indemnified Party withheld.

                        (D) To satisfy an Individual Loss, the Buyer Indemnified Party may withhold a Liable Seller's portion of more than one Holdback Amount release payment, but following the final release of the Holdback Amount, the Buyer Indemnified Party may only recover any portion of an Individual Loss that remains unsatisfied directly from a Liable Seller.

                   (ii) With respect to any claim for any Several Loss resulting from or in connection with any breach of any representation, warranty or covenant contained in any Excluded Provision, the Buyer Indemnified Party will first seek to recover such Loss from the Holdback Amount, and then to the extent the entire Loss has not been satisfied (any such unsatisfied Loss, an "Excess Loss"), the Buyer Indemnified Party may seek to recover from each individual Seller, an amount equal to the product of (A) the Excess Loss, multiplied by (B) such Seller's Indemnification Percentage; and

                   (iii) With respect to any claim for any Several Loss (other than any such claim with respect to any breach of any representation, warranty or covenant contained in any Excluded Provision), the Buyer Indemnified Party may recover such Loss only from the Holdback Amount.

              (g) (i) The Sellers' aggregate liability for all claims under this
Section 11 (other than claims with respect to any breach of any representation, warranty or covenant contained in any Excluded Provision) shall not exceed, in the aggregate, the then existing Holdback Amount, which, subject to the provisions of this Section 11.2(g)(i), shall be Buyer's sole source for recovery under such claims. If prior to April 1, 2006 (A) any amount (the "Shortfall Amount") of the Holdback Amount is applied towards the satisfaction of the Closing Deduction Adjustment and the Holdback Amount (after giving effect to such application) has been reduced to zero at such time, each Seller shall continue to have potential several, but not joint, liability for claims under this Section 11 equal to (but not exceeding) the Shortfall Amount, multiplied by such Seller's Indemnification Percentage, and (B) any amount of the Holdback Amount is applied towards the satisfaction of any Deposit Expense and such Deposit Expense is subsequently collected by the Company prior to such date (such collected Deposit Expenses, the "Recouped Deposit Expenses"), the Holdback Amount shall be increased by an amount equal to the Recouped Deposit Expenses (as reflected in the release payment made on such date pursuant to Section 12.6); and

                   (ii) The Sellers shall not be liable for any Losses arising under Section 11.2(b) unless the aggregate amount of all such Losses (other than any Losses in respect of the Excluded Provisions, any breach of any representation or warranty contained in Section 4.13 or 4.19, or the litigation and other matters that shall be described in items (a) and (b) of Section 4.11 of the Disclosure Schedule, which shall not be subject to any threshold amount, and shall not be counted for the purpose of reaching any threshold amount for Losses other than the foregoing) exceeds $1,000,000, in which case the Sellers shall be liable, subject to the other applicable terms and limitations of this
Section 11, for all such Losses (from the first dollar of such Losses). Notwithstanding anything in this Section 11, (A) the aggregate amount of indemnification claims payable by any Seller for the Excluded Provisions and for indemnification under Section 11.2(a) shall not exceed the Purchase Price received by such Seller hereunder; and (B) for all other claims against any such Seller under this Section 11, the sole remedy will be such Seller's portion of the then existing Holdback Amount (as adjusted by the Shortfall Amount and the Recouped Deposit Expenses).

              (h) No claim for indemnity for a breach of a particular representation, warranty or covenant shall be made after the Closing if the Buyer had Knowledge (including by virtue of any Disclosure Schedule) of such breach as of the Closing, except for claims with respect to any Events Outside of the Ordinary Course.

              (i) Notwithstanding anything herein to the contrary, any Loss otherwise indemnifiable hereunder shall be reduced by any amount actually received in connection therewith under any such insurance or other contract providing for insurance coverage or indemnification.

              (j) If an indemnifying party makes any payment under this Section 11 in respect of any Losses, such indemnifying party shall be subrogated, to the extent of such payment, to the rights of the indemnified party against any third party with respect to such Losses; provided, however, that such indemnifying party shall not have any rights of subrogation with respect to any other party hereto or any of their respective Affiliates or their Affiliates' respective officers, directors (or persons in similar positions), agents or employees.

              (k) The Buyer and each Seller hereby agree to take and cause its respective Affiliates (including, in the case of the Buyer after the Closing has occurred, the Company and any Subsidiary) to take commercially reasonable steps to mitigate Losses upon the executive officers of the Buyer, the Company or any Seller, as applicable, becoming aware of any event which would reasonably be expected to, or does, give rise to any rights under this Section 11, including incurring costs only to the extent commercially reasonable to remedy the breach which gives rise to the Loss.

              (l) All payments by an indemnifying party under this Section 11 shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

              (m) The parties hereto hereby acknowledge and agree that although the representations and warranties set forth in Section 4 are made jointly by the Company and the Sellers, the Company shall not be jointly responsible for such representations and warranties and shall not be required to contribute in any manner to any amounts charged against the Holdback Amount or otherwise required to be paid by one or more of the Sellers pursuant to this Agreement.

         11.3. Exclusive Remedy.

         The Buyer and each Seller hereby acknowledge and agree that the foregoing indemnification provisions in this Section 11 shall be the sole and exclusive rights and remedy of the Buyer, the Seller and the Company with respect to the transactions contemplated by this Agreement, including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement or (b) any failure duly to perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing set forth herein shall be deemed to limit any party's rights or remedies in the event that the other party has committed fraud in connection therewith; provided, further, that nothing set forth herein shall be deemed to limit the right of the Buyer to seek equitable relief pursuant to Section 12.3(f). Without limiting the generality of the preceding sentence, no legal action sounding in contribution, tort or strict liability may be maintained by any party hereto, or any of their respective officers, directors, employees, stockholders, representatives, agents, successors or assigns, against any other party hereto or any of their respective officers, directors, employees, stockholders, representatives, agents, successors or assigns with respect to any matter that is the subject of this Section 11.

         SECTION 12. CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

         12.1. Tax Matters.

              (a) Any sales, recording, transfer, stamp, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees ("Transfer Taxes") imposed as a result of the sale of the Purchased Securities to the Buyer pursuant to this Agreement shall be shared equally among the Sellers, on the one hand, and the Buyer, on the other hand. The Buyer shall promptly remit 50% of any refunds of such items to the Seller Representative. The Seller Representative and the Buyer, to the extent required by Applicable Law, shall prepare and file all Tax Returns on a timely basis with respect to any such Taxes or fees.

              (b) The Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (each, a "Pre-Closing Tax Return") for a Tax year commencing before the Closing Date and not yet filed on the Closing Date, and shall cause the Company to pay the Taxes shown to be due thereon. The Sellers shall promptly reimburse the Buyer for the portion of such Tax that relates to a Pre-Closing Tax Period, to the extent that such Tax was not taken into account in the determination of the Purchase Price pursuant to Section 2.l(a), by virtue of being reflected in one or more elements of the Closing Date Deduction, as ultimately determined after taking into account the Closing Deduction Adjustment. The Buyer shall prepare Pre-Closing Tax Returns on a basis that is consistent with past practice, provided there is at least "substantial authority" (as referred to in Section 6662 of the Code) for any positions taken on such past returns. Each Seller and the Seller Representative will furnish to the Buyer all information and records in such Seller's or the Seller Representative's possession that is reasonably requested by the Buyer for use in preparation of any Pre-Closing Tax Returns. The Buyer shall provide a copy of each Pre-Closing Tax Return, completed in draft form, to the Seller Representative at least forty five (45) days before the due date thereof for its review, comment and reasonable approval, not to be unreasonably delayed. The Buyer and each of the Sellers agree to cause the Company to file all Tax Returns for any period that includes the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis. For purposes of this Agreement, "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date ("Straddle Period"). The Sellers shall be entitled to the benefit of all Tax refunds for Pre-Closing Tax Periods, and Buyer shall promptly pay all such refunds, together with any interest received in respect of such refunds, to the Seller Representative.

              (c) The Sellers shall be entitled to the benefit of all Tax refunds for Pre-Closing Tax Periods, net of the present value of all Tax costs of the adjustments that gave rise to such refunds, and Buyer shall promptly pay such net amount, together with any net interest received in respect of such refunds, to the Seller Representative. The present value of the Tax costs of adjustments giving rise to a refund shall be determined (i) for completed years based on the Tax Returns as filed taking into account any Tax costs actually resulting from the adjustments, (ii) for other years, by assuming that the Company will pay Tax at the highest marginal rates applicable to corporations, taking into account the deductibility of such Taxes, and (iii) using a discount rate equal to the federal underpayment rate as in effect from time to time. The Buyer shall provide the Seller Representative with a schedule setting forth in reasonable detail its calculation of the net amount of the refund payable.

              (d) In the case of any Straddle Period, (i) real, personal and intangible property Taxes ("Property Taxes") of the Company for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date based on an interim closing of the books, equitably apportioning the benefit of lower tax rates, and treating all amounts of compensation expense resulting from the exercise of options and redemption premium relating to the redemption of the subordinated debt described in Exhibit D hereto (the contents of which Exhibit D shall be as agreed upon in good faith by the Buyer, the Company and the Seller Representative promptly after the date hereof) as deductible in the Pre-Closing Tax Period. To the extent that such deductions result in a net loss for the Pre-Closing Tax Period (without regard to earnings after the Earnings Preservation Date), the Buyer (i) shall pay to the Seller Representative the amount of any tax benefit realized as a result of such loss in the period between the Closing Date and the end of the taxable year of the Company (determined on the basis of interim closing of the books as of the relevant dates) and (ii) if the Company has a net loss for such year, shall cause the Company to carryback such loss, to the extent that such carryback produces a Tax refund (without regard to the provisions of Section 12.1(c)).

         12.2. Employee Benefits Matters.

              (a) The Buyer agrees that, following the Closing, employees who continue their employment with the Company or any Subsidiary ("Continuing Employees") will continue to be provided with compensation and benefits under employee benefit plans that are the same or substantially comparable in the aggregate to either (i) those currently provided by the Company or any Subsidiary to such employees as of the Closing Date or (ii) those provided by Buyer to similarly situated employees from time to time. With respect to any employee benefits that are provided to Continuing Employees under Buyer's employee benefits plans, Buyer shall cause service by Continuing Employees to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, vesting and, solely for purposes vacation benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the Plans or any other benefit plans of Buyer in which such employees participate.

              (b) From and after the Closing, with respect to any welfare benefits that are provided to Continuing Employees under the Buyer's employee benefits plans, the Buyer shall cause to be (i) waived any pre-existing condition limitations and (ii) credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by the Buyer.

         12.3. General Confidentiality; Non-Competition, Non-Solicitation; Non-Disparagement.

              (a) Each Seller hereby acknowledges that the Buyer would not enter into this Agreement without the following assurances related to the confidential and proprietary information with respect to the business and operations of the Company and each Subsidiary and, accordingly, each Seller hereby agrees that such Seller shall not, without the prior written consent of the Buyer, disclose, directly or indirectly, to any Person or use, whether or not for such Seller's own benefit, any confidential or proprietary information with respect to the Company, any Subsidiary or the Business, including (i) trade secrets, confidential or proprietary designs, formulae, drawings, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (ii) confidential or proprietary information relating to Products; (iii) the names of customers and contacts, the names of its vendors and suppliers, the cost of its materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in the Business, compensation paid to employees and consultants and other terms of employment, confidential or proprietary production or operation techniques or any other confidential or proprietary information of, about or pertaining to the Business, and any other confidential or proprietary information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company or any Subsidiary; (iv) all confidential and proprietary records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the Business as it is currently conducted; and (v) any confidential or proprietary information or trade secrets relating to the business or affairs of the Buyer or any of its Affiliates which such Seller may acquire or develop in connection with or as a result of the performance of the terms and conditions of this Agreement, excepting only such information that (A) is required to be disclosed by subpoena, court order or other similar process or otherwise required by Law, provided that such Seller shall have used its best efforts to notify the Buyer in time to afford the Buyer a reasonable opportunity to contest such process or order, or (B) as is already known to the public or which may become known to the public without any fault of any Seller.

              (b) Each Seller hereby acknowledges that the agreements and covenants contained in this Section 12.3 are essential to protect the value of the Business being acquired by the Buyer. Each of the Sellers (each, a "Restricted Seller") to be listed on Exhibit E hereto (the contents of which Exhibit E shall be as agreed upon in good faith by the Buyer, the Company and the Seller Representative promptly after the date hereof) hereby agrees that during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (such period is hereinafter referred to as the "Restricted Period"), such Restricted Seller shall not, anywhere that the Company or any Subsidiary conducts business or otherwise sells products, participate or engage, for itself or through or on behalf of or in conjunction with any Person, whether as an agent, consultant, shareholder, director (or person in a similar position), officer, member, manager, partner, joint venturer, investor or in any other capacity, in any activity that competes with the Company, any Subsidiary or the Business; provided, however, that the foregoing shall not prohibit the ownership by any Seller of equity securities of a public company in an amount not to exceed 2% of the issued and outstanding shares of such company.

              (c) During the Restricted Period, each Restricted Seller shall not at any time or for any reason (i) solicit or divert any business or clients or customers away from the Company or any Subsidiary; (ii) induce any customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company or any Subsidiary, to reduce or alter any such association or business with the Company or any Subsidiary; (iii) hire any Person employed by the Company or any Subsidiary or any Person who leaves the employ of the Company or any Subsidiary after the date hereof (other than any such Person whose employment with the Company or any Subsidiary has been terminated by the Company or such Subsidiary); and (iv) solicit any person in the employment of the Company or any Subsidiary to (A) terminate such employment, and/or (B) accept employment, or enter into any consulting arrangement, with any Person other than the Buyer or any of its Affiliates; provided, however, that, for the purposes of this Section 12.3(c), such solicitation, diversion or inducement described in the foregoing (i), (ii) and
(iv) shall not include any general advertisement by any Restricted Seller for employment by it or with respect to the sale or provision of such Restricted Seller's goods or services, to the extent that such general advertisement is directed at the general public and not at any (A) director, officer, employee of the Company or any Subsidiary, or (B) customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company or any Subsidiary.

              (d) Except as necessary to enforce its rights hereunder, no Seller shall (i) make or cause to be made, directly or indirectly, any disparaging or derogatory statements which later become public concerning the Company, any Subsidiary or its respective businesses, services or reputations, or its past or present officers, directors (or persons in similar positions), employees, attorneys, and agents or (ii) intentionally do or say anything to damage any of the business, supplier, or customer relationships of the Company or any Subsidiary nor in any way, directly or indirectly, assist any Person in inducing or otherwise counseling, advising, encouraging, or soliciting any Person to terminate or in any way diminish its relationship with the Company or any Subsidiary.

              (e) Except as necessary to enforce its rights hereunder or otherwise in connection with its commercial activities or in the ordinary course of its business, no Seller shall make or cause to be made, directly or indirectly, any disparaging or derogatory statements which later become public concerning the Buyer or any of its Affiliates or their respective businesses, services or reputations, or its past or present officers, directors (or persons in similar positions), employees, attorneys, and agents.

              (f) Each Seller hereby agrees that a monetary remedy for a breach of the agreements set forth in this Section 12.3 will be inadequate and impracticable and further agrees that such a breach would cause the Buyer and its Affiliates irreparable harm, and that the Buyer and its Affiliates shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, each Seller hereby agrees that the Buyer and its Affiliates shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.

              (g) If any Restricted Seller breaches the covenant set forth in
Section 12.3(b), the running of the Restricted Period described therein shall be tolled for so long as such breach continues. If any provision of this Section
12.3 is held by a court of competent jurisdiction to be invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States or any applicable law and shall be binding and enforceable with respect to each Seller as so curtailed. In addition, if any party brings an action to enforce this Section
12.3 or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

              (h) If any provision of this Section 12.3 is adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

              (i) Notwithstanding anything to the contrary contained herein, nothing contained in this Section 12.3 shall be deemed to alter the Buyer's rights and obligations under that certain Non-Disclosure and Confidentiality Agreement, dated January 16, 2004 (the "Confidentiality Agreement"), between the Company and the Buyer.

         12.4. Seller Representative.

              (a) Each Seller (by virtue of its execution and delivery of this Agreement) hereby appoints Dudley S. Taft as agent and attorney-in-fact, with full power of substitution and re-substitution, as the "Seller Representative" for and on behalf of such Seller, to, in accordance with this Agreement and the Power of Attorney: (i) serve as custodian of the Purchased Securities (as contemplated by Section 6.8); (ii) give and receive payments, notices and communications hereunder and under the Seller Closing Documents and any of the other agreements or instruments contemplated hereby; (iii) authorize any and all actions on behalf of the Sellers related to the payment or allocation of the Holdback Amount and the Contingent Payment, (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to the payment of Contingent Payment, and (v) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or implementation of any provision of this Agreement or the Power of Attorney for which the Seller Representative is authorized hereby, thereby or otherwise.

              (b) A decision, act, consent or instruction of the Seller Representative shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each of the Sellers, and the Buyer and any other Person may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller. The Buyer and any other Person (except any Seller) are hereby relieved from any liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Seller Representative.

              (c) In the event that the Seller Representative is unable or unwilling to serve as such, the Sellers shall, within five (5) business days following notice of such inability or unwillingness, appoint a successor Seller Representative, which person shall be a resident of the United States of America, in accordance with the Power of Attorney.

              (d) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Sellers or the Put/Call Holders or undertaken with reckless disregard to the best interests of the Sellers or Put/Call Holders. Except as provided in this Section 12.4(d), the Sellers and the Put/Call Holders (as provided in Section 9(d) of the Put and Call Agreement) shall, severally and pro rata to the number of shares of the capital stock of the Company to be sold or subject to sale by them to the Buyer pursuant to the terms of this Agreement and the Put and Call Agreement, indemnify and hold the Seller Representative harmless from and against any loss, liability or expense incurred on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

         12.5. Purchase of Put/Call Shares.

         From and after the purchase by the Buyer of any Put/Call Shares pursuant to the Put and Call Agreement:

              (a) such purchased Put/Call Shares shall for all purposes hereunder be deemed Purchased Securities (and shall no longer be deemed Put/Call Shares);

              (b) each Put/Call Holder that sold such Put/Call Shares to Buyer shall be deemed a Seller for all purposes under this Agreement, and as such shall, without limitation, (i) be entitled to share in any Contingent Payment (in accordance with the written instructions of the Seller Representative set forth in the notice to the Buyer given pursuant to Section 2.2(d) or (e), as applicable), and (ii) be subject to the Sellers' rights and obligations hereunder (including, without limitation, Section 11 (and all of the terms, conditions, and limitations set forth therein), as though such Put/Call Holder had been a Seller as of the Closing Date;

              (c) the Aggregate Call Holdback Amount or Individual Put Holdback Amounts retained by the Buyer in connection with its purchase of such Put/Call Shares shall be added to the Holdback Amount and thereafter treated in all respects hereunder as a portion of the Holdback Amount. Upon any such addition to the Holdback Amount, the Irrevocable Letter of Credit issued in favor of the Seller's pursuant to Section 12.6 shall be adjusted (if reasonably necessary) so that it secures the Buyer's performance of its obligations under the Holdback Amount, as increased by such addition; and

              (d) any ratio or calculation determined under this Agreement at any given time (including, without limitation, any Indemnification Percentage or Proportionate Interest or the Purchased Securities Percentage) shall be updated to reflect the conversions provided for in Sections 12.5(a) through (c), and for the purposes of such ratios or calculations, such Put/Call Shares shall be deemed Purchased Securities.

         12.6. Holdback Amount.

         The Initial Holdback Amount shall be withheld by the Buyer from the Purchase Price (as provided herein) and, subject to the terms of this Agreement, shall be available to satisfy any claims for indemnity made pursuant to Section 11.2(a) and Section 11.2(b). An irrevocable letter of credit from a reputable bank shall be obtained by the Buyer and delivered to the Seller Representative to secure the performance by the Buyer of its obligations hereunder in respect of the Initial Holdback Amount, and such additional amounts added to the Holdback Amount from time to time pursuant to Section 12.5(c) (the "Irrevocable Letter of Credit"). No interest shall be paid to the Sellers in respect of the Holdback Amount prior to April 1, 2006. Any remaining portion of the Holdback Amount that is withheld by the Buyer after April 1, 2006 and is released to the Seller Representative in accordance herewith shall accrue interest from and after such date at the rate of 1.5% per annum. On April 1, 2005, an amount equal to the product of (a) (i) Ten Million Dollars ($10,000,000), less (ii) the sum of (A) any amounts by which the Holdback Amount has been reduced to satisfy indemnity claims as provided herein and (B) an estimate of any amounts necessary to satisfy pending indemnity claims hereunder (as evidenced by a written notice from the Buyer to the Seller Representative), multiplied by (b) the Purchased Securities Percentage shall be paid by the Buyer to the Seller Representative out of the Holdback Amount, without any interest thereon. On April 1, 2006, an amount equal to (a) the Initial Holdback Amount, plus (b) any amounts added to the Holdback Amount from time to time pursuant to Section 11.2(g)(i) or 12.5(c), less (c) the sum of (i) any amounts previously paid out of the Holdback Amount to satisfy indemnity claims as provided herein (including, without limitation, any amounts withheld from release payments to satisfy Individual Losses under Section 11.2(f)), (ii) any amounts previously released out of the Holdback Amount to the Seller Representative, and (iii) an estimate of any amounts necessary to satisfy pending indemnity claims hereunder (as evidenced by a written notice from the Buyer to the Seller Representative), shall be paid by the Buyer to the Seller Representative out of the then remaining Holdback Amount, without any interest thereon; provided, however, that a portion of such Holdback Amount may continue to be retained by the Buyer beyond such time to satisfy any pending or unresolved claims for indemnity hereunder; provided, further, that promptly after the satisfaction or resolution of all such pending claims, any then remaining portion of the Holdback Amount shall be paid by the Buyer to the Seller Representative, without any interest thereon (except as otherwise specifically provided herein).

         SECTION 13. DEFINITIONS

         In addition to the terms defined elsewhere in this Agreement, as used in herein, the following terms and phrases shall have the following respective meanings:

         "Accrued Earnings" means the net income after taxes (determined by taking into account ordinary course items based on interim closings of the books as of the Earnings Preservation Date and the Closing Date) of the Company and each Subsidiary between the Earnings Preservation Date and the Closing Date.

         "Accrued Tax Amount" means an amount equal to all accrued and unpaid liabilities for Taxes in respect of taxable income of the Company or any Subsidiary attributable to a Pre-Closing Tax Period.

         "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls such Person, and (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Aggregate Call Holdback Amount" shall have the meaning set forth in the Put and Call Agreement.

         "Business" means the business of the Company and each Subsidiary as currently conducted and contemplated to be conducted, including, but not limited to, the manufacture, distribution and sale of playing cards, puzzles and playing card-related games.

         "Cash" means the cash on hand of the Company and any Subsidiary, plus an amount equal to the Deposit, as of the Closing.

         "Closing Date Deduction" means the sum of (A) the Indebtedness, (B) the Accrued Tax Amount; (C) the Accrued Earnings; (D) the Seller Costs; and (E) the Working Capital Negative Adjustment, if any; less (F) the Working Capital Positive Adjustment, if any.

         "Closing Deduction Adjustment" shall have the meaning set forth in Exhibit A hereto (as finally agreed upon as provided herein).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company EBITDA" means, as to the Company, with respect to any period, the Company's net income for such period, plus an amount which, in the determination of such net income for such period, has been deducted for (a) interest expense for such period, (b) total Taxes (including Transfer Taxes) for such period, (c) depreciation and amortization expense for such period, (d) any legal, accounting, investment banking and other expenses incurred in connection with the transactions contemplated hereby, and (e) any compensation expenses relating to the issuance, conversion, exercise, cancellation and payments with respect to the Outstanding Options or stock, in each case determined in accordance with GAAP.

         "Contingent Payment" means the consideration, in addition to the Purchase Price, of up to $10,000,000, determined and payable in accordance with the terms set forth in Section 2.2.

         "Contract" means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument, lease or understanding, including any and all amendments, supplements, and modifications thereto, to or under which the Company or any Subsidiary or any of their respective assets is legally bound.

         "Disclosure Schedule" means each of the Initial Disclosure Schedule and the Closing Disclosure Schedule and any Updated Disclosure Schedule with respect to the representations, warranties and covenants contained in this Agreement, in each case, executed by an authorized officer of the Company and the Seller Representative and prepared and delivered to the Buyer in accordance with
Section 6.9.

         "Deposit" means the deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) paid by the Company to MindPlay, LLC.

         "Deposit Expenses" means any expenses, including, without limitation, reasonable attorneys' fees, incurred by the Company or any Subsidiary in connection with the Company's or any Subsidiary's recovery of the Deposit, and if any portion of the Deposit is not so recovered, the amount of such portion of the Deposit not so recovered.

         "Earnings Preservation Date" shall be the date ninety (90) days following the date on which the Buyer files with the Governmental Entity primarily responsible for regulating gaming in the State of Mississippi all filings required by applicable Law to be made therewith, if, as of the expiration of such 90-day period, either

              (a) the Louisiana Approval has been obtained, but the Closing shall have not occurred and the Mississippi Approval has not been obtained, or

              (b) the Closing shall have not occurred and (i) the Louisiana Approval shall have not been obtained, but (ii) the Buyer waives the obligation to obtain the Louisiana Approval; provided, however, that if the Louisiana Approval has not been obtained and the

Buyer does not waive the Louisiana Approval requirement, then the Earnings Preservation Date shall be the date ninety (90) days following the date upon which all required filings have been made in both Mississippi and Louisiana if as of the expiration of such 90-day period, the Closing shall not have occurred and either the Mississippi Approval or the Louisiana Approval has not been obtained.

         "Encumbrance" means any mortgage, pledge, security interest, encumbrance, lien, limitation, restriction, assessment, encroachment, defect in title or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax) or the performance of an obligation.

         "Environmental Claim" means any Proceeding by any Person alleging personal injury, property damage or other potential liability, including, without limitation, any cleanup liability, arising out of, based on, or resulting from any actual or threatened (a) release or disposal, or the presence in, the environment, including, without limitation, the indoor environment, of any Hazardous Materials by or attributable to the Company or any Subsidiary, or any of their respective predecessors, at any location, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by or attributable to the Company or any Subsidiary or (c) exposure to any Hazardous Materials attributable to the Company, any Subsidiary or any of their respective predecessors.

         "Environmental Laws" means all federal, state, local or foreign laws, statutes, regulations, orders, ordinances, judgments or decrees (a) related to releases or threatened releases of any Hazardous Materials in soil, surface water, groundwater or air, (b) governing the use, treatment, storage, disposal, transport, or handling of Hazardous Materials or (c) related to the protection of the environment, human health or natural resources. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, and the Emergency Planning and Community Right-to-Know Act, and their respective state, local or foreign analogs.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or a successor law, and the regulations and rules issued pursuant to that act or to any successor law.

         "Events Outside of the Ordinary Course" means any change in facts or circumstances, or any event, outside of the ordinary course the business of the Company or any Subsidiary, occurring from and after the delivery of the Initial Disclosure Schedule (as finally agreed upon pursuant to Section 6.9(b)), that is set forth in the Disclosure Schedule.

         "Excluded Provisions" means the provisions contained in Sections 3.4, 3.5, 4.3, 4.10 and 4.22 and the Closing Deduction Adjustment.

         "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof, applied on a basis that is consistent with the past practices of the Company in connection with the preparation of the Financial Statements.

         "Governmental Entity" means any domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Hazardous Materials" means any product, substance, gas, chemical, material, waste, mold, fungi or toxic growth whose presence, nature, quantity or concentration, either by itself or in combination with other materials is (a) potentially injurious to human health or safety, the environment or natural resources; (b) regulated, monitored or subject to reporting by any Governmental Authority; or (c) a basis for potential liability to any Governmental Authority or third party under any statute or common law theory.

         "Implied Interest" means an amount equal to the interest, at an annual rate of 1.5%, that would accrue from the Earnings Preservation Date through the Closing Date on an amount equal to (a) the Purchase Price (without regard to any Implied Interest), less (b) the Holdback Amount.

         "Indebtedness" means, with respect to the Company and any Subsidiary, net of Cash, as of the time immediately prior to the Closing, without duplication: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed by the Company or any Subsidiary in the ordinary course of business in connection with the obtaining of materials or services; (b) obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; and (d) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (c) above.

         "Indemnification Percentage" means, with respect to any Seller, the percentage figure (as adjusted from time to time pursuant to Section 12.5(d) or any exercise of the Outstanding Options) which expresses the ratio, on a fully diluted basis, between (a) the amount of Purchased Securities sold by such Seller hereunder, plus the amount of such Seller's Put/Call Shares that are subject to the Put and Call Agreement, and (b) the aggregate amount of Purchased Securities and Put/Call Shares.

         "Intellectual Property" means all of the following owned or used in the
Business: (i) United States and foreign trademarks, service marks, and trademark and service mark registrations and applications, trade names, assumed names, logos, designs indicating source and slogans, and all goodwill related to the foregoing (collectively, "Trademarks"); (ii) patent applications, patents, inventions, improvements, know-how, formula methodology, research and development, business methods, processes, technology and Software in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions (collectively, the "Patents");
(iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, Software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship and all moral rights related thereto; (v) database rights; (vi) Internet web sites, web pages, domain names and applications and registrations pertaining thereto (the "Domain Names") and all intellectual property used in connection with or contained in all versions of the Company's, any Subsidiary's or any of its respective Affiliate's web sites; (vii) all rights under agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

         "Individual Put Holdback Amount" shall have the meaning set forth in the Put and Call Agreement.

         "Knowledge" means (a) with respect to any Seller or the Seller Representative, the actual knowledge of such Seller or the Seller Representative, (b) with respect to the Company or any Subsidiary, the actual knowledge of Gregory Simko, Susan Fox, Jason Lockwood, Jennifer McClure, David Sommerkamp, Doug Wilson, Javier Arteche, Joseph Robinette, Scott Kling, Mark Blaha and Juan Alfaro Allona, and (c) with respect to the Buyer, the actual knowledge of Martin E. Franklin or Ian G. H. Ashken, in the case of each of (a),
(b) and (c) without any obligation to perform any inquiry or investigation.

         "Law" means any law (including without limitation the Foreign Corrupt Practices Act), statute (including, without limitation, those relating to zoning, gaming, land use, the Americans with Disabilities Act and similar laws and regulations), ordinance, regulation, Permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

         "Loss" or "Losses" means all damages, losses, liabilities, obligations, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal, expert and consultant fees and expenses incurred in connection with defending any actions but excluding indirect, punitive, special or exemplary damages and unforeseen or other consequential damages) less the net Tax benefit, if any, realized in cash by the Person suffering such Loss (net of any Tax liability resulting from the indemnification payment hereunder with respect to such Loss).

         "Louisiana Approval" means the approval of the transactions contemplated hereby by the Governmental Entity primarily responsible for regulating gaming in the State of Louisiana.

         "Material Adverse Effect" means a material adverse effect on the operations, properties or condition (financial or otherwise) of the Company and all Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with changes in economic, regulatory or political conditions generally, including acts of war or terrorism.

         "Mississippi Approval" means the approval of the transactions contemplated hereby by the Governmental Entity primarily responsible for regulating gaming in the State of Mississippi.

         "Outstanding Options" means outstanding options to purchase, in the aggregate, 190.9551 shares of Company Common Stock.

         "Person" means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

         "Power of Attorney" means that certain Limited Power of Attorney Agreement, dated as of February 24, 2004, by and among each of the stockholders and option holders of the Company listed on Schedule I(a) thereto, each of the stockholders of the Company listed on Schedule I(b) thereto, and the Seller Representative, as such Seller Representative may be substituted or replaced as provided herein and therein.

         "Proceeding" means any action, suit, proceeding, arbitration, claim, complaint, decree, lawsuit or any notice of violation or notice of investigation before or involving any Governmental Entity.

         "Proportionate Interest" means, with respect to any Seller, the percentage figure (as adjusted from time to time pursuant to Section 12.5(d) or any exercise of the Outstanding Options) which expresses the ratio, on a fully diluted basis, between (a) the amount of Purchased Securities sold by such Seller hereunder, and (b) the aggregate amount of Purchased Securities and Put/Call Shares.

         "Purchased Securities Percentage" means the percentage figure (as adjusted from time to time pursuant to Section 12.5(d) or any exercise of the Outstanding Options) which expresses the ratio, on a fully diluted basis, between (a) the aggregate amount of Purchased Securities, and (b) the aggregate amount of Purchased Securities and Put/Call Shares.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" means any holder of certain securities of the Company who is party to the this Agreement as a Seller by virtue of the Power of Attorney or otherwise.

         "Seller Costs" means, to the extent outstanding as of the Closing Date, all costs, expenses and liabilities incurred by the Company or any Subsidiary on or prior to the Closing Date arising in connection with the negotiation, preparation, execution and delivery of this Agreement, the Seller Closing Documents, the Company Closing Documents and any other instruments and agreements entered into or otherwise delivered by the Company or any Seller pursuant to this Agreement, and any amendments to the same.

         "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and all off-the-shelf or "shrink-wrap" software, (b) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (d) without limitation to the foregoing, the software technology supporting any functionality contained on the Company's, any Subsidiary's or any of its respective Affiliate's Internet web sites, and (e) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

         "Spanish Subsidiary" means Heracleo Naipes Fournier, a Subsidiary of the Company.

         "Subsidiary" means any Person (other than an individual) with respect to which the Company (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or persons in similar positions) thereof.

         "Tax" or "Taxes" means all federal, state local or foreign taxes of any kind, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, assets, sales, use, license, estimated, withholding, payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any Tax authority.

         "Tax Return" means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax.

         "Working Capital" has the meaning set forth on Exhibit A (as finally agreed upon as provided herein).

         "Working Capital Estimate" means the good faith estimate of the Working Capital of the Company on the Closing Date, as delivered by the Company to the Buyer two Business Days prior to the scheduled Closing Date.

         "Working Capital Negative Adjustment" means the difference resulting from subtracting (i) Working Capital Estimate from (ii) the Working Capital Target. If the Working Capital Estimate is greater than the Working Capital Target, the Working Capital Negative Adjustment shall be deemed to be $0.00.

         "Working Capital Positive Adjustment" means the difference resulting from subtracting (i) Working Capital Target from (ii) the Working Capital Estimate. If the Working Capital Target is greater than the Working Capital Estimate, the Working Capital Positive Adjustment shall be deemed to be $0.00.

         "Working Capital Target" means the amount of Eighteen Million One Hundred Thousand Dollars ($18,100,000).

         SECTION 14. MISCELLANEOUS

         14.1. Construction.

         Within this Agreement and all other documents required to consummate the transactions contemplated herein, including, without limitation, the Seller Closing Documents, the Company Closing Documents and the Buyer Closing Documents, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Unless otherwise specified, references to section numbers contained herein shall mean the applicable section of this Agreement and references to exhibits and schedules shall mean the applicable exhibits and schedules to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any successor statute or Law thereto, unless the context requires otherwise.

         14.2. Further Assurances.

         Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition to the Buyer of the ownership of the Purchased Securities. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated herein or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

         14.3. Costs and Expenses.

         Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith; provided, however, that Seller Costs shall be borne solely by the Sellers. The Company shall be responsible for the payment of half, and the Buyer shall be responsible for the payment of the other half, of all fees and expenses ("HSR and Material Consent Costs") payable in connection with any filings required by the HSR Act ("HSR Fees") or associated with obtaining the Material Consents ("Material Consent Costs"); provided, however, that the Buyer shall initially satisfy all HSR Fees and the Company shall initially satisfy all Material Consent Costs, and immediately prior to the Closing, either the Buyer or the Seller Representative shall have the right to request that the other party, and at the Closing the other party shall, reimburse it (or cause such reimbursement to be made) for a portion of the HSR Fees or Material Consent Costs, as applicable, so that the HSR and Material Consent Costs are borne equally by the Buyer, on the one hand, and the Company, on the other hand.

         14.4. Notices.

         All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered or sent by facsimile to the Persons set forth below or if sent by documented overnight delivery service or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses (or facsimile number) as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To Buyer (or the Company after the Closing):

                           Jarden Corporation
                           555 Theodore Fremd Avenue
                           Rye, NY 10580
                           Attn: Martin E. Franklin

                  With copies to:

                           Willkie Farr & Gallagher LLP
                           787 Seventh Avenue
                           New York, NY 10019
                           Attn: William J. Grant, Esq.
                                 Michael A. Schwartz, Esq.

                  To any Seller or the Seller Representative:

                           Dudley S. Taft
                           312 Walnut St.,
                           Suite 3550
                           Cincinnati, OH 45202

                  With copies to:

                           Kohnen & Patton LLP
                           PNC Center, Suite 800
                           201 East Fifth Street
                           Cincinnati, OH 45202
                           Attn: Joseph Beech III, Esq.

                           and

                           Gibson, Dunn & Crutcher LLP
                           1801 California Street
                           Suite 4100
                           Denver, CO 80202
                           Attn: Steven K. Talley, Esq.

                  To the Company (prior to the Closing):

                           Bicycle Holding, Inc.
                           4950 Beech Street
                           Cincinnati, OH 45212
                           Attn: Gregory Simko

                  With copies to:

                           Gibson, Dunn & Crutcher LLP
                           1801 California Street
                           Suite 4100
                           Denver, CO 80202
                           Attn: Steven K. Talley, Esq.

                           and

                           Kohnen & Patton LLP
                           PNC Center, Suite 800
                           201 East Fifth Street
                           Cincinnati, OH 45202
                           Attn: Joseph Beech III, Esq.

         14.5. Assignment and Benefit.

              (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto, provided, that (i) the Buyer may assign its rights hereunder to one or more of its Affiliates if the Buyer delivers to the Seller Representative a written instrument pursuant to which the Buyer agrees to remain liable for all of its obligations under this Agreement and (ii) following the Closing Date, any Seller may assign its rights, but not its obligations, hereunder (collectively the "Permitted Assignees"). Any assignment or attempted assignment other than in accordance with this Section 14.5(a) shall be void ab initio.

              (b) Except as otherwise provided in Section 11, this Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other Person or entity.

         14.6. Amendment, Modification and Waiver.

         The parties hereto may amend or modify, or may waive any right or obligation under, this Agreement in any respect, provided that any such amendment, modification or waiver (other than the Updated Disclosure Schedules or the Closing Disclosure Schedules, in each case, as provided herein) shall be in writing and executed by the Buyer, the Company and the Seller Representative. The waiver of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         14.7. Governing Law; Consent to Jurisdiction.

         This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware (and United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or Proceeding arising out of or relating to this Agreement (other than in connection with the dispute resolved by the Arbitrating Accountant pursuant to Sections 2.2(b)) shall be instituted in any federal court or in any state court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party if given as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by Law.

         14.8. Section Headings and Defined Terms.

         The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         14.9. Severability.

         The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         14.10. Effectiveness and Counterparts.

              (a) This Agreement shall become effective, and shall be binding upon the Buyer, the Company, the Sellers and the Seller Representative, at such time as it shall have been executed and delivered by the Buyer, the Company and the Seller Representative (for himself, as the Seller Representative, and on behalf of the Sellers (including himself) holding Purchased Securities representing, in the aggregate, at least 75% of the outstanding capital stock of the Company (on a fully diluted basis), as the Seller Representative); provided, however, that if such execution shall have not occurred on or before March 25, 2004 (or such later date agreed upon by the Buyer and the Company), this Agreement shall have no force or effect.

              (b) This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile signatures), and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

         14.11. Entire Agreement.

         This Agreement, together with the Initial Disclosure Schedule (as finally agreed upon in accordance with Section 6.9(b)), the Closing Disclosure Schedule and the exhibits hereto, all of which shall be incorporated herein, the Seller Closing Documents, the Company Closing Documents and the Buyer Closing Documents, and the schedules and certificates referred to herein or delivered pursuant hereto, and the Confidentiality Agreement and the Power or Attorney (as applicable), constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Purchased Securities or the Put/Call Shares, it being understood and agreed that neither the Buyer, any Seller nor the Company shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties hereto.

         14.12. Retention of Counsel.

         In any dispute or proceeding arising under or in connection with this Agreement, including, without limitation, Sections 2.2 and 11, the Sellers shall have the right, at their election, to retain the firm of Gibson Dunn & Crutcher LLP and/or Kohnan & Patton LLP to represent any of them in such matter, and the Buyer, for itself and the Company and for its and the Company's successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Sellers in connection with any such representation of any fact known to such counsel arising by reason of such counsel's prior representation of the Sellers or the Company. The Buyer, for itself and the Company and for its and the Company's successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Sellers and its counsel, including, without limitation, Gibson Dunn & Crutcher LLP and/or Kohnan & Patton LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and its counsel and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be communications between the Sellers and such counsel and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not the Sellers. Other than as explicitly set forth in this Section 14.12, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company, and not the Sellers, after the Closing.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.





                                          COMPANY:



                                          BICYCLE HOLDING, INC.




                                          By: /s/ Gregory S. Simko
                                              ----------------------------------
                                              Name: Gregory S. Simko
                                              Title: President

                                          BUYER:



                                          JARDEN CORPORATION




                                          By: /s/ Martin E. Franklin
                                              ----------------------------------
                                              Name:  Martin E. Franklin
                                              Title: Chief Executive Officer



         [Counterpart signature page to Securities Purchase Agreement]

                                          SELLER REPRESENTATIVE:
                                          ---------------------





                                          By:
                                              ----------------------------------
                                              Name: Dudley S. Taft, for himself,
                                                    as the Seller
                                                    Representative, and for the
                                                    Sellers (including himself),
                                                    as the Seller Representative






         [Counterpart signature page to Securities Purchase Agreement]